Exhibit 99.2
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders Eddie Bauer Holdings, Inc.

We have audited the accompanying consolidated balance sheets of Eddie Bauer Holdings, Inc. (“Successor”) as of December 30, 2006 and December 31, 2005 and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for the year ended December 30, 2006 and the six month period ended December 31, 2005. We have also audited the accompanying consolidated and combined statements of operations, stockholders’ equity and comprehensive income, and cash flows of Eddie Bauer Inc. and Related Operations (“Predecessor”) for the six month period ended July 2, 2005, and for the year ended January 1, 2005. In connection with our audits of the consolidated and combined financial statements, we have also audited the accompanying financial statement schedule for the year ended December 30, 2006, each of the six month periods ended December 31, 2005 and July 2, 2005, and for the year ended January 1, 2005. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial statement schedule are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements and financial statement schedule. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated and combined financial statements referred to above present fairly, in all material respects, the financial position of Eddie Bauer Holdings, Inc. at December 30, 2006 and December 31, 2005, and the results of its operations and its cash flows for the year ended December 30, 2006 and the six month period ended December 31, 2005, and the results of operations and cash flows of Eddie Bauer, Inc. and Related Operations for the six month period ended July 2, 2005 and the year ended January 1, 2005 in conformity with accounting principles generally accepted in the United States of America.

Also, in our opinion, the financial statement schedule presents fairly, in all material respects, the information set forth therein.

/s/  BDO Seidman, LLP

Seattle, Washington
March 23, 2007 except for Notes 3, 10, 11 and 24 as to which the date is April 11, 2007

EDDIE BAUER HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS

	Successor	Successor
	As of	As of
	December 30,	December 31,
	2006	2005
	($ in thousands)

Cash and cash equivalents	$53,174	$74,186
Restricted cash	—	825
Accounts receivable, less allowances for doubtful accounts of $1,274 and $982, respectively	29,774	32,737
Current assets of discontinued operations	—	498
Inventories	153,778	142,302
Prepaid expenses	23,572	22,562
Current receivables from securitization interests	—	62,907
Financing receivables	45,978	—
Deferred tax assets — current	2,345	2,745

Total Current Assets	308,621	338,762
Property and equipment, net	177,344	182,608
Goodwill	114,765	220,481
Trademarks	185,000	185,000
Other intangible assets, net	29,720	39,089
Other assets	24,490	22,712
Receivables from securitization interests	—	76,434
Deferred tax assets — noncurrent	15,970	88,150

Total Assets	$855,910	$1,153,236

Trade accounts payable	$40,092	$35,550
Bank overdraft	13,622	15,729
Accrued expenses	100,460	99,570
Current liabilities related to securitization note	41,380	56,616
Current portion of long-term debt	8,000	24,000

Total Current Liabilities	203,554	231,465
Deferred rent obligations	18,935	7,221
Unfavorable lease obligations, net	4,679	5,493
Long-term debt	266,500	274,500
Non-current liabilities related to securitization note	—	68,791
Other non-current liabilities	270	—
Pension and other post-retirement benefit liabilities	15,331	20,746

Total Liabilities	509,269	608,216
Commitments and Contingencies (See Note 20)
Common stock:
Eddie Bauer Holdings, Inc. $0.01 par value, 100 million shares authorized; 30,309,931 and 29,991,684 shares issued and outstanding as of December 30, 2006 and December 31, 2005, respectively	303	300
Treasury stock, at cost	(157)	(157)
Additional paid-in capital	578,402	568,205
Accumulated deficit	(234,771)	(22,788)
Accumulated other comprehensive income (loss), net of taxes of $1,759 and ($270), respectively	2,864	(540)

Total Stockholders’ Equity	346,641	545,020

Total Liabilities and Stockholders’ Equity	$855,910	$1,153,236

The accompanying notes are an integral part of these consolidated and combined financial statements.

EDDIE BAUER HOLDINGS, INC.

CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS

		Successor Six	Predecessor Six
		Months Ended	Months Ended
	Successor	December 31,	July 2,	Predecessor
	Fiscal 2006	2005	2005	Fiscal 2004

	($ in thousands, except per share data)
Net sales and other revenues	$1,013,447	$593,711	$465,723	$1,120,761
Revenue from Spiegel-affiliated parties	—	—	—	37,154

Total revenues	1,013,447	593,711	465,723	1,157,915
Costs of sales, including buying and occupancy	603,171	337,318	259,536	604,864
Impairment of indefinite-lived intangible assets	117,584	40,000	—	—
Selling, general and administrative expenses	411,300	214,125	185,225	452,603

Total operating expenses	1,132,055	591,443	444,761	1,057,467
Operating income (loss)	(118,608)	2,268	20,962	100,448
Interest expense	26,928	11,064	761	316
Other income	3,031	1,919	—	—
Equity in earnings (losses) of foreign joint ventures	(3,413)	174	(95)	3,590

Income (loss) from continuing operations before reorganization items and income tax expense	(145,918)	(6,703)	20,106	103,722
Gain on discharge of liabilities	—	—	(107,559)	—
Reorganization costs and expenses, net	—	—	13,686	26,871

Income (loss) from continuing operations before income tax expense	(145,918)	(6,703)	113,979	76,851
Income tax expense	65,531	14,645	50,402	36,080

Income (loss) from continuing operations	(211,449)	(21,348)	63,577	40,771
Income (loss) from discontinued operations (net of income tax expense (benefit) of $0, $0 $(1,686) and $1,834, respectively)	(534)	(1,440)	(2,661)	2,893

Net income (loss)	$(211,983)	$(22,788)	$60,916	$43,664

Income (loss) per basic and diluted share:
Loss from continuing operations per share	$(7.04)	$(0.71)	n/a	n/a
Loss from discontinued operations per share	(0.02)	(0.05)	n/a	n/a
Net loss per share	$(7.06)	$(0.76)	n/a	n/a
Weighted average shares used to compute income (loss) per share:
Basic	30,012,896	29,995,092	n/a	n/a
Diluted	30,012,896	29,995,092	n/a	n/a

The accompanying notes are an integral part of these consolidated and combined financial statements.

EDDIE BAUER HOLDINGS, INC.

CONSOLIDATED AND COMBINED STATEMENTS OF
STOCKHOLDERS’ EQUITY AND COMPREHENSIVE INCOME (LOSS)

					Common
	Common				Stock	Common
	Stock	Common	Common		Eddie	Stock
	Eddie	Stock	Stock	Common	Bauer,	Eddie				Accumulated
	Bauer,	Eddie	DFS,	Stock	Holdings	Bauer,			Retained	Other
	Inc.	Bauer,	Inc.	DFS,	Inc.	Holdings		Additional	Earnings	Comprehensive
	(# of	Inc.	(# of	Inc.	(# of	Inc.	Treasury	Paid-In	(Accumulated	Income
	Shares)	($)	Shares)	($)	Shares)	($)	Stock	Capital	Deficit)	(Loss)	Total
							($ in thousands)

Predecessor
Balances at January 3, 2004	5,000	$500	1,000	$100	—	—	—	$261,595	$(12,227)	$(1,955)	$248,013
Comprehensive Income:
Net income									43,664		43,664
Foreign currency translation adjustment, net of income taxes of $557										714	714

Total comprehensive income											44,378

Predecessor
Balances at January 1, 2005	5,000	$500	1,000	$100	—	—	—	$261,595	$31,437	$(1,241)	$292,391
Comprehensive Loss:
Net loss									(46,643)		(46,643)
Foreign currency translation adjustments, net of income taxes of $126										97	97

Total comprehensive loss											(46,546)

Predecessor
Balances at July 2, 2005	5,000	$500	1,000	$100	—	—	—	$261,595	$(15,206)	$(1,144)	$245,845
Gain on discharge of liabilities									107,559		107,559
Recapitalization and fresh start adjustments	(5,000)	(500)	(1,000)	(100)	30,000	300		303,005	(92,353)	1,144	211,496

Successor
Balances at July 2, 2005	—	—	—	—	30,000	$300	—	$564,600	—	—	$564,900
Comprehensive Loss:
Net loss									(22,788)		(22,788)
Additional minimum pension liability, net of income taxes of ($179)										(282)	(282)
Foreign currency translation adjustment, net of income taxes of ($91)										(258)	(258)

Total comprehensive loss											(23,328)
Stock based compensation expense								3,605			3,605
Treasury stock purchased					(8)		(157)				(157)

					Common
	Common				Stock	Common
	Stock	Common	Common		Eddie	Stock
	Eddie	Stock	Stock	Common	Bauer,	Eddie				Accumulated
	Bauer,	Eddie	DFS,	Stock	Holdings	Bauer,			Retained	Other
	Inc.	Bauer,	Inc.	DFS,	Inc.	Holdings		Additional	Earnings	Comprehensive
	(# of	Inc.	(# of	Inc.	(# of	Inc.	Treasury	Paid-In	(Accumulated	Income
	Shares)	($)	Shares)	($)	Shares)	($)	Stock	Capital	Deficit)	(Loss)	Total
							($ in thousands)

Successor
Balances at December 31, 2005	—	—	—	—	29,992	$300	$(157)	$568,205	$(22,788)	$(540)	$545,020
Comprehensive Loss:
Net loss									(211,983)		(211,983)
Unrecognized obligations related to pension and post-retirement plans, net of income taxes of $1,401										2,281	2,281
Reversal of additional minimum pension liability, net of income taxes of $179										282	282
Foreign currency translation adjustment, net of income taxes of $91										258	258
Fair value adjustments of cash flow hedge, net of income taxes of $358										583	583

Total comprehensive loss											(208,579)
Shares issued for RSU awards					318	3		(3)			—
Stock based compensation expense								10,200			10,200

Successor
Balances at December 30, 2006	—	—	—	—	30,310	$303	$(157)	$578,402	$(234,771)	$2,864	$346,641

The accompanying notes are an integral part of these consolidated and combined financial statements.

EDDIE BAUER HOLDINGS, INC.

CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS

		Successor Six	Predecessor Six
	Successor	Months Ended	Months Ended	Predecessor
	Fiscal 2006	December 31, 2005	July 2, 2005	Fiscal 2004

			($ in thousands)
Cash flows from operating activities:
Net income (loss)	$(211,983)	$(22,788)	$60,916	$43,664
Adjustments to reconcile net income (loss) to net cash provided from operating activities:
Reorganization costs and expenses, net	—	—	(93,873)	26,871
Net cash used for reorganization items	—	—	(9,702)	(20,222)

Reorganization items non-cash	—	—	(103,575)	6,649
(Gain) loss on disposals of property and equipment	1,057	19	(388)	2,163
Impairment of property and equipment	3,451	2,536	—	952
Equity in (earnings) losses of foreign joint ventures	3,413	(174)	95	(3,590)
Depreciation and amortization	55,494	26,589	16,171	41,142
Impairment of indefinite-lived intangible assets	117,584	40,000	—	—
Stock-based compensation expense	10,200	3,605	—	—
Other non-cash income	(2,257)	(1,661)	—	—
Deferred income taxes	58,487	8,093	4,168	6,797
Changes in operating assets and liabilities:
Accounts receivable	1,057	(1,884)	5,446	1,567
Inventories	(11,574)	(6,464)	4,783	(8,433)
Prepaid expenses	(1,011)	78	(169)	4,008
Current receivables from securitization interests	115,624	19,898	—	—
Other assets	(2,110)	1,049	(3,103)	802
Accounts payable	5,524	6,745	708	6,752
Liabilities subject to compromise	—	—	(17,372)	159
Accrued expenses	1,385	10,674	(13,866)	293
Current liabilities related to securitization note	(104,061)	(17,908)	—	—
Pension and other post-retirement liabilities	(1,273)	597	—	(211)
Deferred rent and unfavorable lease obligations	10,919	6,059	(8,096)	(8,796)
Operating cash flows related to discontinued operations	498	8,075	8,911	270

Net cash provided by (used in) operating activities	50,424	83,138	(45,371)	94,188

		Successor Six	Predecessor Six
	Successor	Months Ended	Months Ended	Predecessor
	Fiscal 2006	December 31, 2005	July 2, 2005	Fiscal 2004

			($ in thousands)
Cash flows from investing activities:
Capital expenditures from continuing operations	(45,814)	(30,214)	(8,641)	(13,906)
Capital proceeds (expenditures) from discontinued operations	—	320	(944)	(746)
Proceeds from sale of capital assets in conjunction with reorganization	—	—	—	55,337
Distribution from foreign joint ventures	362	—	300	—

Net cash provided by (used in) investing activities	(45,452)	(29,894)	(9,285)	40,685
Cash flows from financing activities:
Repayments of long-term debt	(24,000)	(1,500)	—	—
Treasury stock purchased	—	(157)	—	—
Change in due to/from Spiegel	—	—	65,727	(132,991)
Change in bank overdraft from continuing operations	(2,107)	4,525	797	(1,015)
Change in bank overdraft from discontinued operations	—	(961)	(112)	126

Net cash provided by (used in) financing activities	(26,107)	1,907	66,412	(133,880)
Effect of exchange rate changes on cash	123	(1,328)	74	(555)
Net change in cash and cash equivalents	(21,012)	53,823	11,830	438
Cash and cash equivalents at beginning of period	74,186	20,363	8,533	8,095

Cash and cash equivalents at end of period	$53,174	$74,186	$20,363	$8,533

Supplemental disclosures:
Cash paid for income taxes	$3,107	$1,868	$46,234	$29,283
Cash paid for interest	27,287	10,671	3,011	360
Payments (receipts) made in conjunction with Chapter 11:
Professional service fees	—	—	$9,702	$23,373
Severance	—	—	—	2,173
Interest income	—	—	—	(3,500)
Other, net	—	—	—	(1,824)

The accompanying notes are an integral part of these consolidated and combined financial statements.

EDDIE BAUER HOLDINGS, INC.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
($ in thousands except per share amounts, unless otherwise noted)

(1)	Description of Business

Eddie Bauer Holdings, Inc. (“Eddie Bauer”, “Eddie Bauer Holdings”, “Company”, “Predecessor” (as further defined in Note 3), or “Successor” (as further defined in Note 3)) is a specialty retailer that sells casual sportswear and accessories for the modern outdoor lifestyle. Eddie Bauer products are sold through retail and outlet stores located in the U.S. and Canada and through its direct sales channel, which consists of its Eddie Bauer catalogs and its websites located at www.eddiebauer.com and www.eddiebaueroutlet.com. In February 2005, the Company announced its plans to discontinue operating its “Eddie Bauer Home” concept over the course of 2005 (See Note 5). The accompanying consolidated and combined financial statements include the results of Eddie Bauer, Inc. and its subsidiaries, as well as the related supporting operations that provide logistics support, call center support and information technology support to Eddie Bauer. Eddie Bauer, Inc. and the related supporting operations were formerly wholly-owned subsidiaries of Spiegel, Inc. (“Spiegel”) prior to the Company’s emergence from bankruptcy (See Note 2).

The related supporting operations of the Company include the following: Distribution Fulfillment Services, Inc. (“DFS”) (now known as Eddie Bauer Fulfillment Services, Inc. (“EBFS”)), provides catalog and retail distribution services for Eddie Bauer. The former information technology operation of Spiegel (the “IT Group”) provides information technology services for Eddie Bauer. Spiegel Group Teleservices — Canada, Inc. (“SGTS”) (now known as Eddie Bauer Customer Services Inc. (“EBCS”)) provides call center support in multiple call centers in the U.S. and Canada, and its office in Saint John, Canada (“Saint John”) provides call center services for Eddie Bauer. Each of EBFS, the IT Group, EBCS and Saint John provided similar services for other subsidiaries and operations of Spiegel until these subsidiaries or operations of Spiegel were sold or closed in 2004.

On November 13, 2006, the Company announced that it had entered into a merger agreement with Eddie B Holding Corp., a company owned by affiliates of Sun Capital Partners, Inc. and Golden Gate Capital. Under the terms of the merger agreement, all of the Company’s outstanding shares of common stock were to be converted into the right to receive $9.25 per share in cash upon closing of the transaction. On February 8, 2007, at a special meeting of the Company’s stockholders to vote on the transaction, an insufficient number of shares were voted in favor of approving the Company’s proposed sale. Following this stockholder vote, on February 8, 2007 the Company terminated the merger agreement. As a result of the foregoing, Eddie Bauer will continue to operate as a stand-alone publicly traded company. See Note 23 for discussion of the merger termination fee paid by the Company in connection with the termination of the merger agreement and other subsequent events.

(2)  Chapter 11 Bankruptcy Proceedings

Confirmation of Plan of Reorganization

On March 17, 2003, Spiegel, together with 19 of its subsidiaries and affiliates (the “Debtors”), including Eddie Bauer and its subsidiaries and other operations included in the Company’s consolidated and combined financial statements, filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York. On February 18, 2005, the Debtors filed a Plan of Reorganization and related Disclosure Statement and on March 29, 2005 filed an Amended Joint Plan of Reorganization (the “Plan of Reorganization”) and related amended Disclosure Statement with the Bankruptcy Court. The Plan of Reorganization received the formal endorsement of the statutory creditors’ committee and, as modified, was confirmed by the Bankruptcy Court by order docketed on May 25, 2005. The Plan of Reorganization was declared effective on June 21, 2005 (the “Effective Date”) and the Debtors, including the Company, emerged from bankruptcy on that date.

EDDIE BAUER HOLDINGS, INC.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)

In conjunction with its emergence from bankruptcy proceedings, Eddie Bauer was formed as a new holding company and Eddie Bauer, Inc. and certain other Spiegel subsidiaries were contributed to Eddie Bauer. Spiegel transferred to Eddie Bauer 100% of its ownership interests in Eddie Bauer, Inc. and its subsidiaries, Financial Services Acceptance Corporation (“FSAC”), Spiegel Acceptance Corporation (“SAC”), EBFS and EBCS. FSAC and SAC were not parties to the Chapter 11 bankruptcy filing. Additionally, Eddie Bauer Information Technology, LLC (“EBIT”) was formed as a wholly-owned subsidiary of Eddie Bauer, Inc. and Spiegel transferred to this entity certain of its information technology assets.

Discharge of Liabilities and Equity Interests

On the Effective Date substantially all of the Debtors’ pre-petition liabilities were cancelled in exchange for the issuance of 30 million shares of common stock of Eddie Bauer. All of the shares of common stock issued were distributed pursuant to the Plan of Reorganization in satisfaction of pre-petition claims. All such shares were issued without registration under the Securities Act of 1933, as amended, in reliance on the provisions of Section 1145 of the Bankruptcy Code and Section 4(2) of the Securities Act of 1933, as amended. In addition, as part of the Plan of Reorganization, an independent creditor litigation trust (“Creditor Trust”) was established for the benefit of the pre-petition creditors. All pre-petition liabilities were settled in accordance with the final Plan of Reorganization. The discharge of the Company’s liabilities resulted in a net gain of $107,559, which was reflected in the Company’s combined statement of operations for the six months ended July 2, 2005. During September 2005, 8,316 shares of common stock were returned to the Company for consideration of receivables owed to the Company. The shares were recorded as treasury shares on the consolidated balance sheet at their trading value as of the date returned.

Chapter 11 Bankruptcy Proceedings

During the bankruptcy process, the Company operated its business and managed its properties and assets as a debtor-in-possession under the Bankruptcy Code and orders of the Bankruptcy Court. During this process, the Company continued to operate its business as an ongoing business and did not engage in any transactions outside the ordinary course of business without the approval of the Bankruptcy Court.

As a result of the Chapter 11 filing, the Debtors’ realization of assets and satisfaction of liabilities were subject to uncertainty without substantial adjustments and/or changes in ownership. While operating as debtors-in-possession under the protection of Chapter 11 of the Bankruptcy Code and subject to the approval of the Bankruptcy Court or otherwise as permitted in the ordinary course of business, the Debtors, including certain subsidiaries, were permitted to sell or otherwise dispose of assets and liquidate or settle liabilities. On June 21, 2004, Spiegel sold substantially all of the assets of Newport News, Inc. and on July 15, 2004 Spiegel sold substantially all of the assets of Spiegel Catalog, Inc.

(3)  Basis of Presentation

Successor Entity

All conditions required for the adoption of fresh-start reporting, as defined in AICPA’s Statement of Position (“SOP”) 90-7, Financial Reporting by Entities in Reorganization under the Bankruptcy Code, were met on June 21, 2005 and the Company selected July 2, 2005 as the date to adopt the accounting provisions of fresh-start reporting. The Company chose the date of July 2, 2005 because it corresponded with the end of the Company’s second fiscal quarter in 2005 and applying fresh start reporting as of June 21, 2005 versus July 2, 2005 would not have resulted in a material difference to the Company’s results of operations or financial condition. As a result of the adoption of fresh-start reporting, the fair value of the Company’s assets and the present value of the Company’s liabilities as of July 2, 2005 became the new accounting basis for the Company’s consolidated balance sheet. We refer to the entity, Eddie Bauer Holdings, Inc. and its subsidiaries as the Successor. The Company’s consolidated balance sheet as of July 2, 2005 and all consolidated operations

EDDIE BAUER HOLDINGS, INC.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)

beginning July 3, 2005 relate to the Successor. Financial information for periods related to the Successor and the Predecessor (as defined below) have been separated by a vertical line on the face of the consolidated and combined financial statements and notes to the consolidated and combined financial statements to highlight the fact that the financial information for such periods have been prepared under two different historical-cost bases of accounting and are therefore not comparable. Additionally, the Successor’s consolidated financial statements include FSAC and SAC, which consist primarily of tax net operating losses (“NOLs”) (See Note 15) and certain securitization interests and financing receivables (See Note 9), and the pension and other post-retirement plans of Spiegel, which were assumed by the Company on the Effective Date (See Note 16).

Predecessor Entity

The combined financial statements for the periods prior to July 2, 2005 include the results of Eddie Bauer, Inc. and its subsidiaries, EBFS, the IT Group and Saint John (collectively the “Predecessor”). The operations of the Predecessor were formerly under the control of Spiegel. The combined financial statements for periods prior to July 2, 2005 include all assets, liabilities, revenues, expenses and cash flows directly attributable to the Predecessor. The Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin (“SAB”) Topic 5.J, Push Down Basis of Accounting Required in Certain Limited Circumstances, generally requires that push down accounting be applied whenever separate financial information is presented for a wholly-owned subsidiary. Push down accounting requires that the financial statements of a subsidiary reflect the parent company’s accounting basis of the assets and liabilities of the subsidiary. As such, the combined financial statements for periods prior to July 2, 2005 reflected Spiegel’s basis in the assets and liabilities of Eddie Bauer, Inc., EBFS, Saint John and the IT Group. In accordance with the carve-out accounting provisions of SAB Topic 1.B, Allocation of Expenses and Related Disclosure in Financial Statements of Subsidiaries, Divisions or Lesser Business Components of Another Entity, the combined financial statements for periods prior to July 2, 2005 include these allocations of certain costs of Spiegel, in order to present the results of operations, financial position, changes in equity and cash flows of the Company on a stand-alone basis. The principal allocation methodologies are described further in Note 18. Because the financial information for periods prior to July 2, 2005 included allocations of certain costs of Spiegel, they may not be indicative of the results of operations, financial position, changes in equity and cash flows that would have been incurred had the Company been a separate, stand-alone entity for those periods, nor may they be indicative of the Company’s future results. The income tax benefits and provisions, related tax payments and deferred tax balances for periods prior to July 2, 2005 have been prepared as if the Predecessor operated as a stand-alone taxpayer.

SOP 90-7 requires that the financial statements for the periods following filing for Chapter 11 bankruptcy protection through the date a plan of reorganization is confirmed distinguish transactions and events that are directly associated with the reorganization from the ongoing operations of the business. Additionally, the Predecessor’s combined financial statements for periods prior to July 2, 2005 have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”) applicable to a going concern, which contemplate, among other things, realization of assets and payment of liabilities in the normal course of business. Revenues, expenses, realized gains and losses, and provisions for losses resulting from the reorganization are reported separately as reorganization costs and expenses, net in the combined statements of operations. Cash used for reorganization items is disclosed separately in the combined statements of cash flows.

Going Concern Consideration

The consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As of December 30, 2006, the Company was in compliance with the financial covenants under its senior secured term loan; however the Company expected that it would not meet certain of these financial covenants during 2007, possibly as early as the first quarter of 2007. See Note 10 for a more detailed

EDDIE BAUER HOLDINGS, INC.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)

description of the financial covenants contained within the term loan. As a result of this expectation, the Company’s independent registered public accountant’s report originally issued on March 23, 2007, included an explanatory paragraph in respect of the Company’s ability to continue as a going concern. The Company completed a refinancing of the term loan on April 4, 2007. See further discussion of the completed refinancing transaction in Note 24. In connection with the refinancing of the Company’s term loan, the Company executed an amendment to its revolving credit facility which specifically permitted the issuance by the Company of the convertible senior notes described in Note 24. As a result of the Company’s completed refinancing transaction on April 4, 2007 as described in Note 24, the Company’s independent registered public accountants have removed the explanatory paragraph in respect of the Company’s ability to continue as a going concern from their independent auditor’s report as of and for the three-year period ended December 30, 2006.

The inclusion of the explanatory paragraph regarding the Company’s ability to continue as a going concern in its Report of Independent Registered Public Accounting Firm as of March 23, 2007 gave the counterparty in one of the Company’s material contracts regarding its private label credit card program the right to immediately terminate such contract. The Company had received a waiver under this contract from the counterparty which provided the Company until May 31, 2007 to provide an updated report from its independent registered public accountants without an explanatory paragraph with respect to its ability to continue as a going concern.

Discontinued Operations

Except as otherwise noted, all amounts and disclosures reflect only the Company’s continuing operations. See Note 5 for disclosures related to the Company’s discontinued operations.

(4)  Summary of Significant Accounting Policies

(a)	Basis of Combination and Consolidation

The combined financial statements for periods prior to July 2, 2005 include the results of Eddie Bauer, Inc., EBFS, Saint John and the IT Group. All significant transactions and balances among the combined operations have been eliminated upon combination. The consolidated financial statements as of and subsequent to July 2, 2005 include Eddie Bauer and its majority-owned and controlled subsidiaries. All significant transactions and balances among the consolidated operations have been eliminated upon consolidation.

(b)	Fiscal Year

The Company’s fiscal year ends on the Saturday closest to December 31. The 2006 fiscal year reflects a 52-week period from January 1, 2006 to December 30, 2006, the 2005 fiscal year reflects a 52-week period from January 2, 2005 to December 31, 2005 and the 2004 fiscal year reflects a 52-week period from January 4, 2004 to January 1, 2005.

(c)	Seasonality

Historically, the Company’s operations have been seasonal, with a disproportionate amount of net sales occurring in the fourth fiscal quarter, reflecting increased demand during the year-end holiday selling season. The impact of seasonality on results of operations is more pronounced since the level of certain fixed costs, such as occupancy and overhead expenses, do not vary with sales. The Company’s quarterly results of

EDDIE BAUER HOLDINGS, INC.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)

operations also may fluctuate based upon such factors as the timing of certain holiday seasons, the number and timing of new store openings, the amount of net sales contributed by new and existing stores, the timing and level of markdowns, store closings, refurbishments and relocations, competitive factors, weather and general economic conditions. Accordingly, results for individual quarters are not necessarily indicative of the results to be expected for the entire fiscal year.

(d)	Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates are used when accounting for certain items, including inventory valuation, fresh-start valuations, allowance for doubtful accounts, restructuring charges, fair values of goodwill and other intangible assets, long-lived asset impairments, future gift certificate redemptions, customer loyalty program accruals, legal reserves, sales returns and allowances, deferred tax valuation allowances, deferred revenue, royalty receivables and stock-based compensation expenses.

(e)	Segments

In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 131, Disclosures about Segments of an Enterprise and Related Information, (“SFAS 131”) the Company has identified the following three operating segments (i) retail stores, (ii) outlet stores and (iii) direct, including catalog and internet. The three operating segments have been aggregated and are presented as one reportable segment, as permitted by SFAS 131, based on their similar economic characteristics, products, production processes, target customers, distribution methods and shared use of the Eddie Bauer brand name and trademarks. Each operating segment generates revenue from the sale of menswear, womenswear, gear and accessories. Since product level information is not tracked in our financial systems, it is impracticable, and potentially misleading to report sales or sales trends at this level.

Revenues of the Company’s Canadian retail operations were $80.6 million, $48.2 million, $32.5 million and $76.9 million for fiscal 2006, the six months ended December 31, 2005, the six months ended July 2, 2005 and fiscal 2004, respectively. Long-lived assets of the Canadian operations were $9.5 million and $8.4 million as of the end of fiscal 2006 and 2005, respectively. All other revenues and long-lived assets of the Company’s consolidated operations relate to the United States.

(f)	Revenue Recognition

The Company records revenues at the point of sale for retail stores and at estimated date of receipt by the customer for catalog and Internet sales. Taxes imposed by governmental agencies on revenue-producing transactions, including sales and excise taxes, are recorded on a net basis, meaning no revenue or costs of sales are recognized. The Company provides for estimated returns at the time of sale based upon projected merchandise returns, which are based primarily on historical experience. Deferred revenue is recognized upon the purchase of a gift card or gift certificate. Shipping and handling revenues and costs are included in other revenues and in selling, general and administrative expense, respectively. Shipping and handling expense was $22,316, $11,551 (restated), $10,078 (restated) and $24,504 for fiscal 2006, the six months ended December 31, 2005, the six months ended July 2, 2005 and fiscal 2004, respectively. The amounts for the six months ended December 31, 2005 and six months ended July 2, 2005 have been restated to properly reflect only the Company’s continuing operations. Amounts reported in the Company’s prior year audited financial statements incorrectly included shipping and handling expense related to the Company’s discontinued operations, which totaled $808 and $1,882 for the six months ended December 31, 2005 and six months ended July 2, 2005, respectively. Net sales and other revenues also include royalty and licensing income, which are recognized

EDDIE BAUER HOLDINGS, INC.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)

when earned based on contractually specified percentages applied to reported sales. Advance royalty payments are deferred and recorded as revenue when the related sales occur. Buying and occupancy costs, including costs associated with the Company’s distribution facilities, are classified as costs of sales. Finally, revenues from Spiegel-affiliated parties included the charges from EBFS, the IT Group and Saint John to other Spiegel subsidiaries and operations, prior to their sale by Spiegel in June and July 2004. These charges were recognized when the related services were delivered.

(g)	Cash and cash equivalents

The Company considers all highly liquid investments purchased with maturities of three months or less to be cash equivalents. Cash and cash equivalents consist primarily of deposits at federally insured financial institutions. See Note 20 for a description of the Company’s restricted cash as of December 31, 2005.

(h)	Accounts Receivable

Accounts receivable primarily consists of trade receivables, including amounts due from credit card companies, net of an allowance for doubtful accounts, which management estimates based on specific identification of known matters affecting its creditors and general historical experience. Included in accounts receivable as of December 30, 2006 and December 31, 2005 is $7,218 and $8,369, respectively, due from World Financial Network National Bank (“WFNNB”), a subsidiary of Alliance Data Systems (“ADS”), of which $5,870 and $7,020, respectively, represented 10% of holdback amounts on the outstanding principal portion of credit card receivables of WFNNB, generated from sales of the Company’s products.

(i)	Inventories

Inventories, principally merchandise available for sale, are stated at the lower of cost or market. Cost is determined by the weighted average cost method and includes certain overhead and internal freight costs capitalized to inventory based on normal operations. Market is determined based on estimated net realizable value, which generally is the estimated merchandise selling price less cost of disposal. Mark-downs of inventory below cost are recorded immediately as a reduction of the inventory carrying value and as costs of sales.

(j)	Advertising Costs

Costs incurred for the production and distribution of direct response catalogs are capitalized and amortized over their expected period of future benefit. The Company accounts for catalog costs in accordance with SOP 93-7, Reporting on Advertising Costs (“SOP 93-7”). SOP 93-7 requires that the amortization of capitalized advertising costs be the amount computed using the ratio of current period revenues for the catalog cost pool bear to the total of current and estimated future period revenues for that catalog cost pool. The capitalized costs of the Company’s direct response advertising are amortized, commencing with the date catalogs are mailed, over the duration of the expected revenue stream, which is typically no more than three months. Unamortized costs as of December 30, 2006 and December 31, 2005 were $6,667 and $6,594, respectively, and are included in prepaid expenses. All other advertising costs for catalog, Internet and retail operations are expensed as incurred or upon first run for media advertising. Total advertising expense, including the amortization of the above mentioned catalog costs, was $95,698, $60,966, $43,176 and $113,779 for fiscal 2006, the six months ended December 31, 2005, the six months ended July 2, 2005 and fiscal 2004, respectively.

(k)	Store Preopening Costs

Preopening and lease negotiation costs for new retail and outlet stores are expensed as incurred.

EDDIE BAUER HOLDINGS, INC.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)

(l)	Gift Certificate Liability

The Company records a liability associated with the sale of gift cards and gift certificates. The Company reduces the liability and records revenue when the gift card or gift certificate is redeemed by the customer. Gift card breakage, the estimated amount of gift cards and gift certificates that will go unredeemed, is recorded when redemption is determined to be remote, which is estimated based upon historical breakage percentages. Gift card breakage for fiscal 2006, the six months ended December 31, 2005, the six months ended July 2, 2005 and fiscal 2004 was $2.3 million, $2.1 million, $1.0 million and $2.6 million, respectively.

(m)	Customer Loyalty Programs

The Company launched a full-scale customer loyalty program during September 2006. Prior to that time, the Company had a limited pilot customer loyalty program which was launched in mid-2004. Under the Company’s program, a customer earns points based upon merchandise purchases. Accumulated points are then converted into rewards certificates after reaching a specified threshold. The rewards certificates can be used towards the purchase of the Company’s products and, in limited cases, can be used to purchase non-Eddie Bauer merchandise or services (e.g., travel awards, specialty services). Both accumulated points and issued rewards certificates expire after a stated period of time. The Company records costs of sales expense and a liability for earned certificates. The liability is recorded net of an estimated breakage amount or the amount of rewards certificates estimated to go unredeemed. The Company reduces the liability when a reward certificate is redeemed by the customer. Customer loyalty program expense reflected within costs of sales for fiscal 2006 was $1,999. Amounts related to the pilot program prior to fiscal 2006 were immaterial to the Company’s results of operations. Program costs, including marketing, printing and administration of the program, are reflected within selling, general and administrative expenses.

(n)	Software Development Costs

Once the software has reached the level of being technologically feasible, software development costs are capitalized for internal use software through the date of implementation and are amortized on a straight-line basis over the estimated useful life of the asset not to exceed three years. Software development costs, net of amortization, included in other assets as of December 30, 2006 and December 31, 2005 were $2,842 and $1,749, respectively. Certain software development cost write-downs included in reorganization costs and expenses, net were $0 and $2,453 for the six months ended July 2, 2005 and fiscal 2004, respectively (See Note 14).

(o)	Property and Equipment

Property and equipment is stated at cost less accumulated depreciation and amortization. The Company’s property and equipment was revalued to its fair value as of its fresh start reporting date. Depreciation of property and equipment is computed using the straight-line method over the estimated useful lives of the assets. Depreciable lives range from 3 to 40 years for buildings and improvements and 3 to 10 years for fixtures and equipment. Leasehold improvements are amortized over the lesser of the initial term of the lease or expected asset life. The cost of maintenance and repairs of property, plant and equipment is charged to operating expense. Construction in progress primarily includes costs related to the build out of new stores and the Company’s corporate office.

Interest costs related to assets under construction are capitalized during the construction period. Interest of $754 and $281 was capitalized for fiscal 2006 and the six months ended December 31, 2005, respectively. There was no interest capitalized during the six months ended July 2, 2005 and fiscal 2004.

EDDIE BAUER HOLDINGS, INC.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)

(p)	Intangible Assets

Upon the Company’s adoption of SFAS No. 142, Goodwill and Other Intangible Assets (“SFAS 142”), goodwill and trademarks were determined to have indefinite useful lives and are no longer amortized into results of operations, but instead are reviewed for impairment annually, or more often if impairment indicators arise, and written down and charged to results of operations only in the periods in which the recorded value of goodwill or trademarks is more than fair value.

The Company uses the two-phase process prescribed in SFAS 142 for impairment testing of goodwill and has selected the fourth quarter of each fiscal year to perform its annual impairment test. Additionally, the Company completed an impairment review of its goodwill and trademarks during the third quarter of 2006. The first phase identifies indications of impairment; while the second phase (if necessary), measures the impairment. See Note 7 for further discussion of the Company’s intangible assets, including the impairment tests performed during fiscal 2006 and 2005 and related impairment charges recorded during the third quarter of fiscal 2006 and the fourth quarter of fiscal 2005.

(q)	Investments

Investments in joint ventures for which the Company owns less than 50% of the voting interest and does not demonstrate any other indicators of control are accounted for under the equity method. As a result of the timing of receipt of financial information, the Company records its equity in the earnings (losses) of foreign joint ventures on a one-month lag basis (See Note 8).

(r)	Deferred Financing Costs

Debt financing costs are capitalized and amortized as interest expense over the terms of the underlying obligation. These deferred financing costs are included in other assets.

(s)	Income Taxes

Deferred income tax assets and liabilities are determined based on differences between financial reporting and income tax bases of assets and liabilities and are measured using the enacted income tax rates and laws that will be in effect when the differences are expected to reverse. A valuation allowance is established against deferred tax assets when it is more likely than not that some portion or all of the deferred tax assets will not be realized. Prior to its emergence from Chapter 11, the Company was included in the consolidated Federal income tax return of Spiegel’s majority stockholder, Spiegel Holdings, Inc. Income tax expense and benefit in the combined financial statements for periods prior to July 2, 2005 were prepared on a carve-out basis and have been calculated as if the entities and operations of the Company filed consolidated returns on a stand-alone basis, consistent with the requirements of SFAS No. 109, Accounting for Income Taxes. Current income tax payments and refunds were settled through the due to/from Spiegel for periods prior to July 2, 2005. Subsequent to its emergence from bankruptcy, the Company files its own consolidated Federal income tax return.

(t)	Foreign Currency Translation and Exchange Rates

The financial statements of the Company’s Canadian operations and international joint ventures are translated into U.S. dollars using the exchange rate in effect at the end of each period for assets and liabilities and the average exchange rates in effect during the period for results of operations and cash flows. The related unrealized gains or losses resulting from translation are reflected as a component of accumulated other comprehensive income or loss in stockholders’ equity. Foreign currency transaction losses, which were $588, $367, $229 and $1,743 for fiscal 2006, the six months ended December 31, 2005, the six months ended July 2,

EDDIE BAUER HOLDINGS, INC.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)

2005 and fiscal 2004, respectively, primarily relate to the purchase of merchandise and are included in costs of sales in the consolidated and combined statements of operations as incurred.

(u)	Comprehensive Income (Loss)

Comprehensive income or loss measures all changes in equity of an enterprise that do not result from transactions with owners. The Company’s other comprehensive income or loss includes foreign currency translation adjustments, unrealized gains and losses related to the Company’s cash flow hedge (See Note 11), additional minimum liability adjustments prior to the Company’s adoption of SFAS No. 158 (See Note 16) and unrecognized net actuarial gains and losses related to the Company’s pension and other post-retirement benefits (See Note 16).

(v)	Impairment of Long-Lived Assets and Store Closing Costs

Long-lived assets, including property and equipment, capitalized software and definite-lived intangible assets are tested for recoverability whenever events or changes in circumstances indicate the carrying amount may not be recoverable as prescribed by SFAS No. 144, Accounting for the Impairment of Long-Lived Assets. Factors which might trigger impairment include significant underperformance relative to expected operating results, significant changes in the use of the assets or the strategy for the overall business and significant negative industry or economic trends. Recoverability of asset groups to be held and used is measured by a comparison of the carrying amount of an asset group to future undiscounted net cash flows expected to be generated by the asset group. If such asset groups are considered to be impaired, the impairment to be recognized is measured as the amount by which the carrying amount of the assets group exceeds the fair value of the asset group determined using a discounted net cash flows approach. Assets to be disposed of are reported at the lower of the carrying amount or the fair value less cost to sell.

Impairment charges for fixed assets and costs related to early termination of leases prior to July 2, 2005 were included in reorganization costs and expenses, net, or selling, general and administrative expenses, as applicable. Subsequent to July 2, 2005, these charges are reflected in selling, general and administrative expenses. Costs related to early termination of leases consist of lease buyout expense or the difference between the Company’s rent and the rate at which it expects to be able to sublease the properties, net of related costs. This charge is discounted using a credit adjusted risk-free rate in accordance with SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. Most store closures occur upon the lease expiration. Asset impairments and lease rejection costs for store closings related to the Company’s Chapter 11 bankruptcy were recorded as reorganization costs in accordance with SOP 90-7 (See Note 14).

(w)	Insurance/Self-Insurance

A combination of insurance and self-insurance is used to cover a number of risks, including workers’ compensation, general liability, automobile, liability and employee-related health care benefits, a portion of which is reimbursed by the employee. Liabilities associated with these risks are estimated in part by considering historical claims experience, demographic factors, severity factors and other actuarial assumptions. The Company believes that it has taken reasonable steps to ensure that it is adequately accrued for costs incurred related to these programs at December 30, 2006.

(x)	Operating leases, Deferred rent obligations and Unfavorable lease obligations

The Company leases office facilities, distribution centers, retail store space and data processing equipment under operating leases. Many of the Company’s lease agreements, primarily related to retail store space, provide for tenant improvement allowances, rent escalation clauses and/or contingent rent. Most of the retail store leases require payment of a specified minimum rent, plus a contingent rent based on a percentage of the store’s net sales in excess of a specified threshold. Minimum rental expenses, which include defined scheduled

EDDIE BAUER HOLDINGS, INC.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)

rent increases, are recognized over the term of the lease. The Company recognizes minimum rental expenses on a straight-line basis starting on the earlier of when possession of the property is taken from the landlord or when the Company controls the use of the space, which date normally precedes store opening to provide for a construction period. The current portion of excess straight-line rent expense over scheduled payments is recorded within accrued liabilities and the non-current portion is recorded in deferred rent obligations on the Company’s balance sheets.

Tenant improvement allowances, which are reflected in deferred rent obligations on the Company’s balance sheets, are amortized on a straight-line basis over the term of the lease as a reduction to rent expense in the statement of operations.

In accordance with SOP 90-7 and SFAS No. 141, Business Combinations, the deferred rent obligations of the Predecessor were removed from the Predecessor’s balance sheet and the leases were remeasured to fair value as of July 2, 2005. The remeasurement of the leases resulted in the recording on the Successor’s balance sheet a net unfavorable lease obligation based upon an independent valuation appraisal of the payment terms of the Company’s existing leases as of July 2, 2005. This net unfavorable lease obligation is being amortized on a straight-line basis over the remaining term of the leases.

Additional deferred rent obligations associated with the excess of straight-line rent expense over scheduled payments and tenant improvement allowances received subsequent to July 2, 2005 are recorded on the Company’s balance sheet in accrued liabilities (current portion) and deferred rent obligations (non-current portion).

(y)	Guarantees

The Company has applied the measurement and disclosure provisions of FASB Interpretation No. 45 (“FIN 45”), “Guarantor’s Accounting and Disclosure Requirements for Guarantees of the Indebtedness of Others,” to agreements that contain guarantee and certain other indemnification clauses. FIN 45 requires that upon issuance of a guarantee, the guarantor must disclose and recognize a liability for the fair value of the obligation it assumes under the guarantee. The Company is party to various contractual agreements under which it may be obligated to indemnify the other party for certain matters. These contracts include commercial contracts, operating leases, trademarks, financial agreements and various other agreements. Under these contracts, the Company may provide certain routine indemnifications relating to representations and warranties. The terms of these indemnifications range in duration and may not be explicitly defined. The Company is unable to estimate the potential liability for these types of indemnifications as the agreements generally do not specify a maximum amount, and the amounts are often dependent on the outcome of future events, the nature and likelihood of which cannot be determined at this time; however the Company believes that the initial fair value of any of these guarantees would be immaterial. Historically, the Company has not made any significant indemnification payments under such agreements and no amounts have been accrued in the Company’s financial statements.

(z)	Derivative Instruments

The Company uses derivative instruments primarily to manage exposure to fluctuations in interest rates, to lower its overall costs of financing and to manage the mix of floating- and fixed- rate debt in its portfolio. Derivative instruments are not used for trading or speculative purposes. In accordance with SFAS No. 133, Derivative Instruments and Hedging Activities (“SFAS 133”), all derivatives, whether designated in hedging relationships or not, are recorded on the balance sheet at fair value. To qualify for hedge accounting treatment, each derivative must be designated as a hedge at inception and evaluated for effectiveness throughout the hedge period. If the derivative is designated as a fair value hedge, the changes in the fair value of the derivative and of the hedged item attributable to the hedged risk are recognized in the statement of operations. If the derivative is designated as a cash flow hedge, the effective portions of changes in the fair value of the

EDDIE BAUER HOLDINGS, INC.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)

derivative are recorded in other comprehensive income (loss) and are recognized in the statement of operations when the hedged item affects earnings. Changes in fair values of derivative instruments that are not designated as hedging instruments and ineffective portions of cash flow hedges are immediately recognized in the statement of operations in other income (expense).

Hedge accounting is discontinued prospectively if and when it is determined that either the derivative instrument no longer meets the requirements for hedge accounting as defined in SFAS 133; the derivative instrument expires or is sold, terminated, or exercised; or management determines that the designation of the derivative instrument as a hedging instrument is no longer appropriate. When hedge accounting is discontinued, the derivative instrument will continue to be carried at fair value on the balance sheet, with changes in fair value immediately recognized in the statement of operations, unless the derivative instrument has expired or been sold, terminated, or exercised. Cash flows from derivative instruments designated in hedging relationships are classified in the statements of cash flows under the same categories as the cash flows from the corresponding hedged assets or liabilities. See Note 11 for a discussion of the Company’s interest rate swap agreement, which has been designated as a cash flow hedge.

(aa)  Stock-Based Compensation Expense

Effective with its adoption of fresh start reporting on July 2, 2005, the Company adopted SFAS No. 123(R), Share-Based Payment (“SFAS 123(R)”), which revises SFAS No. 123, Accounting for Stock-Based Compensation and supersedes Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (“APB 25”) and related interpretations. SFAS 123(R) requires that new, modified and unvested share-based payment transactions with employees, such as stock options and restricted stock units (“RSUs”), be recognized in the financial statements based on their fair value and recognized as compensation expense over the vesting period. The Company was not required to select a transition method for the adoption of SFAS 123(R) because prior to the Company’s emergence from bankruptcy and corresponding adoption of fresh start reporting, the Company had no share-based payment transactions. See Note 17 for a discussion of the Company’s share-based payment transactions, including stock options and RSUs, issued subsequent to the Company’s emergence from bankruptcy.

(bb)  SAC Securitization Interest Asset and Related Promissory Note Obligation

The Company has recognized receivables associated with certain trusts holding securitized interests in credit card receivables of former Spiegel subsidiaries. Ownership of these subsidiaries was transferred to the Company upon the Effective Date. Additionally, the Company has recognized liabilities related to these interests as the Company is obligated to pay 90% of any proceeds received from the trusts to the Creditor’s Trust. The fair value of these interests, estimated using the discounted present value of the estimated future cash flows, along with liabilities equal to 90% of the fair value of the receivables recorded were recognized in conjunction with the Company’s adoption of fresh start reporting on July 2, 2005.

Prior to December 2006, these receivables were accreted to their present value using the applicable discount rate. The corresponding liabilities related to these interests were accreted to their present value at an amount equal to 90% of the accretion of the related receivables. The net accretion income was reflected in other income in the Company’s statement of operations. During December 2006, the ownership structure of the receivables changed such that the Company now holds a direct ownership interest in the outstanding receivables versus previously owning a subordinated interest in the receivables. Accordingly, the Company revalued the receivables and corresponding liabilities to their fair value in accordance with SFAS 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities, (“SFAS 140”) and now reflects the receivables as financing receivables on its consolidated balance sheet. See Note 9 for further discussion of the securitization interest receivables and related promissory note obligations.

EDDIE BAUER HOLDINGS, INC.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)

(cc)  Correction of Immaterial Error Related to Prior Periods

In the course of preparing its 2006 financial statements, the Company identified errors related to its tax accounting for fiscal 2005 and prior years. The Company determined that in accounting for income taxes it did not properly reconcile the book and tax depreciation on its property and equipment related primarily to the treatment of tenant improvement allowances granted in connection with the opening of new retail stores. As a result, the Company recorded an incorrect amount of deferred tax assets in fiscal 2005 and prior periods. The Company has recorded the cumulative effect of these errors in the fourth quarter of fiscal 2006 by increasing its goodwill balance by $11,868 and reducing its non-current deferred tax assets by $11,868.

The Company reviewed the impact of these errors on prior annual and interim periods in accordance with Staff Accounting Bulletin (“SAB”) No. 99, Materiality (“SAB 99”) and SAB No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements (“SAB 108”) and determined that the errors were not material to any of the prior periods. Additionally, the Company concluded that the cumulative impact of these errors did not have a material impact on the fourth quarter of fiscal 2006 or fiscal 2006.

(dd)  Recent Accounting Pronouncements

In February 2007, the Financial Accounting Standards Board (“FASB”) issued FSP FAS 158-1, Conforming Amendments to the Illustrations in FASB Statements No. 87, No. 88 and No. 106 and to the Related Staff Implementation Guides (“FSP FAS 158-1”). FSP FAS 158-1 updates the illustrations contained in the appendices of FASB Statements No. 87, No. 88 and No. 106. This FSP also amends the questions and answers contained in the FASB’s special reports on FASB Statements No. 87, No. 88 and No. 106. Lastly, FSP FAS 158-1 makes conforming changes to other guidance and technical corrections to SFAS No. 158. FSP FAS 158-1 was adopted in conjunction with Company’s adoption of SFAS No. 158, which is discussed further below.

In February 2007, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS 159”). SFAS 159 provides companies with an option to report selected financial assets and liabilities at fair value. SFAS 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities and to provide additional information that will help investors and other financial statement users to more easily understand the effect of the company’s choice to use fair value on its earnings. Finally, SFAS 159 requires entities to display the fair value of those assets and liabilities for which the company has chosen to use fair value on the face of the balance sheet. SFAS 159 is effective as of the beginning of an entity’s first fiscal year beginning after November 15, 2007. Early adoption is permitted as of the beginning of the previous fiscal year provided that the entity makes that choice in the first 120 days of that fiscal year and also elects to apply the provisions of SFAS 157 (see below). The Company is currently assessing the impact of SFAS 159 which it will be required to adopt no later than the first quarter of its fiscal year ending January 3, 2009.

In October 2006, the FASB issued FSP FAS 123(R) — 5, Amendment of FASB Staff Position FAS 123(R)-1 (“FSP FAS 123(R)-5”). FSP FAS 123(R)-5 amends previous guidance within FSP FAS 123(R)-1, Classification and Measurement of Freestanding Financial Instruments Originally Issued in Exchange for Employee Services under FASB Statement No. 123(R). FSP FAS 123(R)-5 states that equity instruments that were originally issued as employee compensation and then modified, and that the modification is made to the terms of the instrument solely to reflect an equity restructuring that occurs when the holders are no longer employees, no change in recognition or the measurement of those instruments will result if (i) there is no increase in fair value of the award (or ratio of intrinsic value to the exercise price of the award is preserved, that is, the holder is made whole), or the antidilution provision is not added to the terms of the award in contemplation of an equity restructuring, and (ii) all holders of the same class of equity instruments are treated in the same manner. FSP

EDDIE BAUER HOLDINGS, INC.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)

FAS 123(R)-5, which the Company does not anticipate to have a material impact to its results of operations or financial condition, is effective for the Company for the first quarter of fiscal 2007.

In September 2006, the FASB issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans (an amendment of FASB Statements No. 87, 88, 106, and 132R) (“SFAS 158”). SFAS 158 requires companies to (i) recognize in their statement of financial position an asset for a plan’s overfunded status or a liability for a plan’s underfunded status; (ii) measure a plan’s assets and its obligations that determine its funded status as of the end of the employer’s fiscal year, and (iii) recognize changes in the funded status of a defined benefit postretirement plan in the year in which the changes occur via reporting them within other comprehensive income. SFAS 158 does not change the amounts recognized in the income statement as net periodic benefit cost. SFAS 158, with the exception of the new measurement date requirements, is effective for fiscal year ends ending after December 15, 2006. The new measurement requirements will be effective for fiscal years ending after December 15, 2008. See Note 16 for further discussion of the impact of the Company’s adoption of SFAS 158 during the fourth quarter of 2006.

In September 2006, the SEC issued Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements (“SAB 108”). SAB 108 states that SEC registrants must quantify the impact of correcting all misstatements, including both the carrying over and reversing effects of prior year misstatements on current year financial statements, thus requiring financial statement adjustment when either approach results in quantifying a misstatement that is material. SAB 108 is effective for fiscal years ending after November 15, 2006. The Company adopted the provisions of SAB 108 effective for the fourth quarter of fiscal 2006, which had no material impact to the Company’s results of operations or financial condition.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS 157”). SFAS 157 provides enhanced guidance for using fair value to measure assets and liabilities and also expands information about the extent to which companies measure assets and liabilities at fair value, the information used to measure fair value, and the effect of fair value measurements on earnings. SFAS 157 applies whenever other accounting standards require or permit assets and liabilities to be measured at fair value and does not expand the use of fair value in any new circumstances. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. The Company is currently assessing the impact of SFAS 157 which it will be required to adopt no later than the first quarter of its fiscal year ending January 3, 2009.

In July 2006, the FASB issued FASB interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109 (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements in accordance with SFAS No. 109, Accounting for Income Taxes. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company is currently assessing the impact of FIN 48 which it will adopt during the first fiscal quarter of 2007, but does not anticipate it to have a material impact to its results of operations or financial condition.

In June 2006, the Emerging Issues Task Force (“EITF”) ratified its conclusion on EITF No. 06-03, How Taxes Collected From Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That Is, Gross Versus Net Presentation). The EITF concluded that the presentation of taxes assessed by a governmental authority that is directly imposed on a revenue-producing transaction between a seller and a customer such as sales, use, value added and certain excise taxes, is an accounting policy decision that should be disclosed in a company’s financial statements. Additionally, companies that record such taxes on a gross basis should disclose the amounts of those taxes in interim and annual financial statements for each

EDDIE BAUER HOLDINGS, INC.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)

period for which an income statement is presented if those amounts are significant. EITF 06-03 is effective for fiscal years beginning after December 15, 2006. See Note 4(f) for the Company’s disclosure of its accounting policy related to its presentation of its taxes.

In March 2006, the FASB issued SFAS No. 156, Accounting for Servicing of Financial Assets (“SFAS 156”). SFAS 156 amends SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, and will simplify the accounting for servicing assets and liabilities, such as those common with mortgage securitization activities. SFAS 156 (i) clarifies when an obligation to service financial assets should be separately recognized as a servicing asset or a servicing liability, (ii) requires that a separately recognized servicing asset or servicing liability be initially measured at fair value, if practicable, and (iii) permits an entity with a separately recognized servicing asset or servicing liability to choose either the amortization method or fair value method for subsequent measurement. Additionally SFAS 156 permits a servicer that uses derivative financial instruments to offset risks on servicing to report both the derivative financial instrument and related servicing asset or liability by using a consistent measurement attribute — fair value. SFAS 156 is effective as of the beginning of the first fiscal year that begins after September 15, 2006. The Company is currently assessing the impact of SFAS 156 which it is required to adopt during the first quarter of 2007, however it does not anticipate that it will have a material impact on its results of operation or financial condition.

In February 2006, the FASB issued FSP FAS 123(R)-4, Classification of Options and Similar Instruments Issued as Employee Compensation That Allow for Cash Settlement upon the Occurrence of a Contingent Event (“FSP FAS 123(R)-4”). FSP FAS 123(R)-4 provides guidance on the classification of options and similar instruments issued as employee compensation that allow for cash settlement upon the occurrence of a contingent event. In accordance with this standard, a cash settlement feature in an option or similar instruments issued as employee compensation would be classified and measured as equity if it can be exercised only upon the occurrence of a contingent event that is outside the employee’s control and such event is not probable. An option or similar instrument that is classified as equity, but subsequently becomes a liability because the contingent cash settlement event is probable of occurring, shall be accounted for similar to a modification from an equity to liability award. The Company has applied the provisions of FSP FAS 123(R)-4 when accounting for its stock based compensation grants awarded to employees subsequent to its emergence from bankruptcy.

In February 2006, the FASB issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments — an amendment of FASB Statements No. 133 and 140 (“SFAS 155”). SFAS 155 amends SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, and SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.  SFAS 155 also resolves issues addressed in SFAS 133 Implementation Issue No. D1, Application of Statement 133 to Beneficial Interests in Securitized Financial Assets. SFAS 155 (i) permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, (ii) clarifies which interest-only strips and principal-only strips are not subject to the requirements of SFAS 133, (iii) establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation, (iv) clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives, and (v) amends SFAS 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. SFAS 155 is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. The Company is currently assessing the impact of SFAS 155 which it is required to adopt during the first quarter of 2007, however it does not anticipate that it will have a material impact on its results of operation or financial condition.

EDDIE BAUER HOLDINGS, INC.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)

(5)     Discontinued Operations

In February 2005, the Company announced its plans to discontinue operating the “Eddie Bauer Home” concept, which was approved by the Bankruptcy Court. The decision to close the Eddie Bauer Home stores was made in order to allow the Company to refocus its efforts on its primary retail business of selling apparel and accessories. As of February 2005, the Company operated 34 Eddie Bauer Home stores. The Eddie Bauer Home store inventories were liquidated by discounting the merchandise in the Eddie Bauer Home stores and through the Company’s Internet site. All store locations were closed by September 2005.

The financial data of the Eddie Bauer Home operations, included in discontinued operations for all periods, is presented below. Interest expense (income) has been allocated to discontinued operations for each period based upon the average intercompany balance outstanding and totaled $0, $(15), $7 and $44 for fiscal 2006, the six months ended December 31, 2005, the six months ended July 2, 2005 and fiscal 2004, respectively.

		Successor	Predecessor
	Successor	Six Months Ended	Six Months Ended	Predecessor
	2006	December 31, 2005	July 2, 2005	2004
Total revenue	$(21)	$13,890	$39,177	$75,355
Income (loss) before taxes	(534)	(1,440)	(4,347)	4,727
Income tax (benefit) expense	—	—	(1,686)	1,834
Net income (loss)	(534)	(1,440)	(2,661)	2,893

Assets and liabilities as of December 31, 2005 are reflected in the table below. There were no remaining assets or liabilities of discontinued operations as of December 30, 2006.

Successor
December 31, 2005

Cash	$—
Receivables, net	—
Inventory	—
Other current assets	498

Total current assets	$498

(6)     Earnings per Share

Earnings per share data have been included for periods subsequent to July 2, 2005. As discussed in Note 2, on June 21, 2005, Eddie Bauer was formed and 30 million shares of common stock of Eddie Bauer were distributed pursuant to the Plan of Reorganization in satisfaction of pre-petition claims. The Company chose the date of July 2, 2005 to apply its fresh start reporting and, accordingly no earnings per share data have been included for the period of June 21, 2005 through July 2, 2005. Additionally, no earnings per share data is presented in the historical combined financial statements of Eddie Bauer, Inc. and its related operations because they were wholly-owned subsidiaries of Spiegel and there were no shares outstanding for the combined entity.

EDDIE BAUER HOLDINGS, INC.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)

The following table presents the computation of income (loss) per basic and diluted share for periods subsequent to July 2, 2005:

		Successor
	Successor	Six Months Ended
	Fiscal 2006	December 31, 2005

Loss from continuing operations	$(211,449)	$(21,348)
Loss from discontinued operations	(534)	(1,440)

Net loss	$(211,983)	$(22,788)
Weighted average common shares outstanding	30,012,896	29,995,092
Net effect of dilutive stock options(a)	—	—

Weighted average common shares and equivalents outstanding	30,012,896	29,995,092
Income (loss) per basic share:
Loss from continuing operations	$(7.04)	$(0.71)
Loss from discontinued operations	(0.02)	(0.05)

Net loss	$(7.06)	$(0.76)
Income (loss) per diluted share:
Loss from continuing operations	$(7.04)	$(0.71)
Loss from discontinued operations	(0.02)	(0.05)

Net loss	$(7.06)	$(0.76)

(a)	As of December 30, 2006 and December 31, 2005, there were 590,375 and 651,668, respectively, Eddie Bauer common stock options and 603,533 and 1,003,515, respectively, restricted stock units outstanding that were antidilutive and therefore were excluded from the calculation of diluted earnings per share.

(7)     Intangible Assets

Carrying Values of Intangible Assets and Amortization Expense

Summarized below are the carrying values for the major classes of intangible assets that are amortized under SFAS No. 142 as well as the carrying values of those intangible assets that are not amortized.

	Successor as of December 30, 2006
		Gross Carrying	Accumulated
	Useful Life	Amount	Amortization

Intangible assets subject to amortization:
Customer lists	3.5 years	$9,000	$(5,530)
Licensing agreements	6 years	$35,000	$(8,750)
Intangible assets not subject to amortization:
Trademarks	n/a	$185,000	n/a
Goodwill	n/a	$114,765	n/a

EDDIE BAUER HOLDINGS, INC.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)

	Successor as of December 31, 2005
		Gross Carrying	Accumulated
	Useful Life	Amount	Amortization

Intangible assets subject to amortization:
Customer lists	3.5 years	$9,000	$(1,994)
Licensing agreements	6 years	$35,000	$(2,917)
Intangible assets not subject to amortization:
Trademarks	n/a	$185,000	n/a
Goodwill	n/a	$220,481	n/a

The following table provides a rollforward of goodwill for the fiscal years ended December 30, 2006 and December 31, 2005:

Goodwill balance as of January 1, 2005	$76,601
Net impact of fresh start adjustments recorded as of July 2, 2005	143,880

Goodwill balance as of December 31, 2005	$220,481
Impairment charge recorded during three months ended September 30, 2006	(117,584)

Goodwill balance as of September 30, 2006	$102,897
Adjustment to goodwill balance recorded as of December 30, 2006 (see further discussion below and in Note 4 (cc))	11,868

Goodwill balance as of December 30, 2006	$114,765

After discovering prior period errors in the Company’s goodwill and deferred tax asset balances, the Company recorded an adjustment to its goodwill balance of $11,868 in the fourth quarter of 2006. See further discussion in Note 4 (cc).

The following table presents the estimated amortization expense related to the Company’s intangible assets subject to amortization for each of the following periods:

Estimated amortization expense for fiscal years:
2007	$8,052
2008	$7,085
2009	$5,833
2010	$5,833
2011	$2,917

$29,720

Impairment Charges of Indefinite-Lived Intangible Assets

The Company’s adoption of fresh start reporting effective July 2, 2005, resulted in the recording of indefinite-lived intangible asset values of $220,481 and $225,000 for goodwill and trademarks, respectively.

During the fourth quarter of fiscal 2005, the Company completed its annual impairment tests for both goodwill and trademarks in accordance with SFAS No. 142, which resulted in a pretax impairment charge totaling $40,000 related to trademarks, which was reflected in impairment of indefinite-lived intangible assets on the Company’s statement of operations. The fair value of the Company’s trademarks as of the fourth quarter of fiscal 2005 was estimated to be $185 million and was determined using the discounted present value of estimated future cash flows, which included a long-term growth rate of 3.5% and a discount rate of 16%. The decline in the fair value of the Company’s trademarks since July 2, 2005 was due principally to decreases

EDDIE BAUER HOLDINGS, INC.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)

in projected revenues. The annual impairment review of the Company’s goodwill balance as of the fourth quarter of fiscal 2005 was completed using the two-step approach prescribed in SFAS No. 142 and resulted in no impairment charge.

As a result of interactions with the Company’s investment bankers, preliminary indications of interest received from various third parties during the Company’s publicly announced process of evaluating various strategic alternatives, and the significant decline in the Company’s common stock price during the third quarter of 2006, the Company determined that it was more likely than not that the fair value of its enterprise was below its carrying value. Accordingly, in accordance with SFAS No. 142, the Company completed impairment tests for its indefinite-lived intangible assets, including its goodwill and trademarks, during the third quarter of 2006.

The fair value of the Company’s trademarks during the third quarter of 2006 was determined using the discounted present value of estimated future cash flows, which included a long-term growth rate of 3.5% and a discount rate of 17.5% and was estimated to be $185 million, equal to the Company’s net book value for its trademarks. Accordingly, no impairment charge was recorded during the third quarter of 2006 related to the Company’s trademarks.

The fair value of the Company’s enterprise value for purposes of its goodwill impairment test during the third quarter of 2006 was estimated primarily using a discounted cash flow model and was further supported by valuations using market comparables and market transactions for other retail companies and the Company’s common stock price. The Company determined that it has one reporting unit for purposes of its goodwill impairment test. The impairment review of the Company was completed using the two-step approach prescribed in SFAS No. 142. The first step included a determination of the enterprise value of the Company using a discounted cash flow model was based upon the Company’s internal plans related to the future cash flows of the Company’s primary assets. The discounted cash flow valuation used a discount rate of 14.5%, which represented the Company’s weighted average cost of capital and an expected growth rate of 3.5%. In order to assess the fair value of the Company in its entirety, following the calculation of the discounted cash flows of the Company’s primary assets, the book value of the Company’s interest-bearing debt was deducted and the fair values of the assets not contributing to the discounted cash flows of the Company’s primary assets, including the Company’s net operating loss carryforwards, were added to derive the fair value of the Company’s total net assets. Upon completion of step one of the goodwill impairment test, the estimated fair value of the Company was less than the carrying value of the Company’s net book value and long-term debt. Accordingly, the Company completed step two of the goodwill impairment test, which included comparing the implied fair value of the Company with the carrying amount of goodwill. Upon completion of step two of the goodwill impairment test, the Company recorded an impairment charge of $117,584 related to its goodwill, which was reflected in Impairment of indefinite-lived intangible assets on the Company’s statement of operations. The decline in the fair value of the Company since its fresh start reporting date of July 2, 2005 was due principally to lower than projected revenues and gross margins.

During the fourth quarter of 2006, the Company completed its annual impairment tests for both its goodwill and trademarks consistent with the testing performed during the third quarter of 2006. The Company concluded that its enterprise value and the fair value of its trademarks approximated the values as determined during its impairment tests during the third quarter of 2006 because there were no significant changes in the Company’s long-range forecast, discount rate or expected growth rate. Additionally, the Company’s results of operations during the fourth quarter of 2006 were generally consistent with the long-range plan used during its third quarter impairment review. The Company’s estimated enterprise value as of the fourth quarter of 2006 exceeded its net carrying value and, accordingly, the Company concluded that it passed step one of its goodwill impairment test.

The Company’s impairment evaluations during the fourth quarter of 2005 and third and fourth quarters of 2006 of both goodwill and trademarks included reasonable and supportable assumptions and projections and

EDDIE BAUER HOLDINGS, INC.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)

were based on estimates of projected future cash flows. The Company experienced lower than anticipated sales during the second half of 2005 and the first three quarters of 2006, indicative of a weaker than expected response by its customers to the Company’s merchandise collection. The long-range projections used in the Company’s impairment evaluations assume that the Company will successfully introduce merchandise assortments that appeal to its core customer tastes and preferences and respond to future changes in customer style preferences in a timely and effective manner. These estimates of future cash flows are based upon the Company’s experience, historical operations of the stores, catalogs and Internet sites, estimates of future profitability and economic conditions. Future estimates of profitability and economic conditions require estimating such factors as sales growth, employment rates and the overall economics of the retail industry for up to twenty years in the future, and are therefore subject to variability, are difficult to predict and in certain cases, beyond the Company’s control. The assumptions utilized by management were consistent with those developed in conjunction with the Company’s long-range planning process. If the assumptions and projections underlying these evaluations are not achieved, or should the Company ultimately adopt and pursue different long-range plans, the amount of the impairment could be adversely affected. Accordingly, there can be no assurance that there will not be additional impairment charges in the future based on future events and that the additional charges would not have a materially adverse impact on the Company’s financial position or results of operations.

(8)  Investments in Foreign Joint Ventures

The Company has a 30% interest in Eddie Bauer Japan, Inc. (“Eddie Bauer Japan”), a joint venture established to sell Eddie Bauer merchandise in Japan. The remaining 70% interest is held by a joint venture, half of which is owned by Otto Sumisho, Inc. (a joint venture company of Otto KG, a former Spiegel affiliate, and Sumitomo Corporation).

The Company has a 40% interest in Eddie Bauer GmbH & Co. (“Eddie Bauer Germany”), a joint venture established to sell Eddie Bauer merchandise in Germany. The remaining 60% is held by Heinrich Heine GmbH and Sport-Scheck GmbH (both former Spiegel affiliates and subsidiaries of Otto KG).

The investments in these joint ventures are accounted for using the equity method and are included in other assets on the consolidated balance sheets. As of December 30, 2006 and December 31, 2005, the carrying value of investments accounted for under the equity method exceeded the Company’s share of the underlying reported net assets by $6,750 and $5,589 (restated), respectively. These differences resulted from the fresh start adjustments recorded by the Company in conjunction with its emergence from bankruptcy and the adjustments recorded by the Company in December 2006 related to Eddie Bauer Germany as further discussed below. The $5,589 is restated as the Company incorrectly assumed as of December 31, 2005 that its carrying value equaled the Company’s proportionate share of Eddie Bauer Germany’s net assets, when in fact it exceed its proportionate share of Eddie Bauer Germany’s underlying net assets by $5,589. There was no impact to the Company’s financial position or results of operations as a result of this change. The difference in the carrying value of the Company’s investments versus the underlying reported net assets as of December 30, 2006 and December 31, 2005 included fresh start adjustments of $3,678 related to Eddie Bauer Japan and $1,911 related to Eddie Bauer Germany. The differences in the carrying values as of the Company’s fresh start reporting date represent goodwill and in accordance with SFAS 142 are not being amortized.

The Company’s carrying value of its Eddie Bauer Germany investment also reflected two adjustments recorded by the Company in December 2006. The first adjustment included a $739 write-down of its proportionate share of Eddie Bauer Germany’s fixed asset and inventory balances to their net realizable value. Eddie Bauer Germany recorded these impairments during the first quarter of 2007, however as the Company determined that these impairments existed as of December 30, 2006, they reflected these write-downs in their fiscal 2006 equity losses. With respect to Eddie Bauer Germany’s fixed assets, the Company determined that the projected cash flows related to Eddie Bauer Germany’s stores was less than the carrying value of their

EDDIE BAUER HOLDINGS, INC.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)

fixed assets as of December 30, 2006 and accordingly recorded its proportionate share of the fixed asset impairment as of December 30, 2006. With respect to Eddie Bauer Germany’s inventory balance, the Company determined that a permanent write-down of Eddie Bauer Germany’s inventory to its net realizable value was required as of December 30, 2006. The second adjustment recorded by the Company related to its investment in Eddie Bauer Germany as of December 2006 related to forgiveness by the Company of collection of its $1,900 royalty accounts receivable balance from Eddie Bauer Germany to fund the Company’s share of future anticipated losses to be recorded by Eddie Bauer Germany related to its store closing costs. This represented a non-cash transaction that the Company reflected as a reduction to its accounts receivable balance and an increase to its investment in Eddie Bauer Germany.

During fiscal 2006, the Company received a distribution of $362 from Eddie Bauer Japan related to a distribution of its earnings as approved by the board of directors of Eddie Bauer Japan.

The Company had accounts receivable, investment balances and royalty income of:

	Eddie Bauer	Eddie Bauer
	Japan	Germany

Accounts receivable:
December 30, 2006 (Successor)	$1,521	$122
December 31, 2005 (Successor)	2,416	1,314
Investment:
December 30, 2006 (Successor)	$12,855	$3,142
December 31, 2005 (Successor)	12,493	5,163
Royalty income:
2006 (Successor)	$4,647	$1,979
Six months ended December 31, 2005 (Successor)	2,082	1,012
Six months ended July 2, 2005 (Predecessor)	2,021	985
2004 (Predecessor)	3,803	2,535

The Company records its proportionate share of the equity in the earnings (losses) on foreign joint ventures on a one-month lag basis. Accordingly, summarized financial information of these joint ventures as of November 30, 2006 and November 30, 2005 follows:

	Eddie Bauer	Eddie Bauer
	Japan	Germany

As of November 30, 2006:
Current assets	$42,928	$20,436
Total assets	66,462	23,842
Current liabilities	35,872	18,649
Total liabilities	35,872	18,649
Total partners’ capital	30,589	5,193
As of November 30, 2005:
Current assets	$35,886	$21,795
Total assets	60,639	25,467
Current liabilities	31,257	12,559
Total liabilities	31,257	12,559
Total partners’ capital	29,382	12,908

EDDIE BAUER HOLDINGS, INC.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)

Summarized financial information for the twelve months ended November 30, 2006, November 30, 2005 and November 30, 2004 follows:

	Eddie Bauer	Eddie Bauer
	Japan	Germany

Twelve months ended November 30, 2006:
Net revenue	$128,770	$60,079
Gross margin	79,356	30,088
Net income (loss)	2,761	(8,655)
Twelve months ended November 30, 2005:
Net revenue (Restated)	$123,981	$64,696
Gross margin	76,595	32,616
Net income (loss)	2,077	(2,380)
Twelve months ended November 30, 2004:
Net revenue (Restated)	$118,175	$75,790
Gross margin	73,049	38,399
Net income	1,954	6,115

Net revenues for the twelve months ended November 30, 2005 and November 30, 2004 have been restated to appropriately reflect shipping and handling and certain other charges to Eddie Bauer Germany’s customers as revenue. There was no impact to Eddie Bauer Germany’s gross margin or net income as these amounts were previously recognized by Eddie Bauer Germany as costs of sales.

(9)  SAC and FSAC Securitization Interests and Related Eddie Bauer Holdings Promissory Note

As discussed in Note 2, in conjunction with its emergence from bankruptcy, ownership of FSAC and SAC was transferred to Eddie Bauer. FSAC and SAC are special-purpose entities created by Spiegel in prior years to accomplish securitizations of certain credit card receivable portfolios and were not parties to the Chapter 11 bankruptcy filing. As of the Company’s fresh start accounting date, the FSAC and SAC subsidiaries each owned a securitization interest (the “Securitization Interests”) in subordinated amounts that might arise from post-emergence recoveries in certain pre-petition securitization transactions to which Spiegel and its subsidiaries were a party. In addition, in connection with its emergence from bankruptcy proceedings, Eddie Bauer issued a non-recourse promissory obligation to a liquidating trust (the “Promissory Note”) established for the benefit of the creditors of Spiegel (the “Creditor Trust”) pursuant to which Eddie Bauer is obligated to pay to the Creditor Trust 90% of any proceeds received by FSAC and SAC in respect of these Securitization Interests. This Promissory Note is payable only from the proceeds (if any) received by Eddie Bauer in respect of the Securitization Interests.

There are no amounts recorded in the Predecessor’s combined financial statements herein in respect of the Securitization Interests or the related Promissory Note as the SAC and FSAC entities were not transferred to Eddie Bauer from Spiegel until the emergence from Chapter 11 and, accordingly, were not included as a component of the Predecessor’s combined financial statements. Moreover, Spiegel had fully written off the book value of these interests in periods prior to the Effective Date.

FSAC Securitization Interest

Fair value of the FSAC securitization interest as of the Company’s fresh start reporting date was determined using the actual amounts received in December 2005, which totaled $19,898. The majority of these proceeds arose from the required liquidation of the remaining FSAC receivables at that time. No discount rate was applied to the fair value of the FSAC Securitization Interest as of July 2, 2005 due to the short time

EDDIE BAUER HOLDINGS, INC.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)

period subsequent to the Effective Date in which the proceeds were received and subsequently paid to the Creditor Trust. The December 2005 payment represented the final payout of the FSAC securitization interest and therefore no additional proceeds have been received subsequent to December 2005.

SAC Securitization Interest

During the bankruptcy process, the Company entered into a settlement agreement with MBIA Insurance Corporation (a guarantor of payments of the Spiegel Credit Card Master Note Trust, the “Note Trust”). Pursuant to the settlement agreement, SAC assigned to the MBIA Settlement Trust (the “Settlement Trust”) certain rights that SAC had in its seller’s interest, collateral or other interest in the Note Trust as of the effective date of the settlement agreement. SAC is entitled to receive any residual amount from the Settlement Trust once the original note holders are paid and certain MBIA expenses and other claims are satisfied after the Settlement Trust is terminated.

As of the Company’s fresh start reporting date, the fair value of the SAC securitization interest of $130,616 was determined with the assistance of a valuation specialist by estimating the discounted cash flows expected to be received by SAC. A discount rate of 30% was used, which included a 13% discount rate used to calculate the present value of the estimated collections and a 17% discount rate was applied to reflect uncertainties associated with risk of collection.

During the third quarter of 2006, $74,128 in cash was received related to the outstanding receivables under the SAC securitization interests. In accordance with the terms of the non-recourse promissory obligation established for the benefit of the creditors of Spiegel, 90% of the cash proceeds, which totaled $66,715, were paid to the Creditor Trust during the third quarter. As a result of the cash received, the obligations to the original note holders within the Settlement Trust were settled and certain of the related expenses of MBIA were paid from a portion of the cash proceeds received during the third quarter. The Settlement Trust was not terminated as of September 30, 2006 since not all of the related expenses were paid. The Settlement Trust was terminated during December 2006.

Upon the termination of the Settlement Trust, SAC became the sole beneficial owner of the receivables held under the Note Trust and as a result, SAC has a unilateral right to terminate the Note Trust. Accordingly, effective December 2006, consistent with SFAS 140, the Note Trust is no longer accounted for as a qualifying special purpose entity.

In conjunction with the termination of the Settlement Trust, the outstanding receivables and related liabilities under the Promissory Note were revalued to their fair values of $45,978 and $41,380, respectively. The increase in the estimated fair value of the receivables resulted primarily from the estimated timeframe in which cash collections would be received. Accordingly, the Company recognized a net gain of $466 within other income in its statement of operations which related to the net increase in fair value of the SAC subordinated interest held prior to the re-conveyance by the Settlement Trust.

Subsequent to the termination of the Settlement Trust, the Company began accounting for its interest in the outstanding receivables received from the Note Trust under SOP 03-3, Accounting for Certain Loans or Debt Securities Acquired in a Transfer, (“SOP 03-3”). Under SOP 03-3, future cash proceeds on the outstanding receivables are split between their accretable yield, which represents the difference between the estimated cash collections and the carrying value of the receivables, and the nonaccretable yield, which represents the excess of contractual cash flows over the estimated cash collections. The accretable yield is recognized as interest income, within other income on the Company’s statement of operations, using the effective interest method over the expected term of the receivables. Future decreases in estimated cash flows will be recognized as an impairment charge and corresponding valuation allowance against the outstanding receivables. Subsequent increases in the estimated cash flows, if any, will be recognized prospectively as an adjustment to the receivables’ accretable yield over the remaining life of the receivables, after first reversing

EDDIE BAUER HOLDINGS, INC.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)

any previously recorded valuation allowance. The liability for the Promissory Note that requires the Company to pay 90% of the cash flow from the receivables will continue to be accounted for at fair value and future changes in estimated cash payments (as a result of future increases or decreases in estimated cash flows of the outstanding receivables) will be recorded as an increase or decrease to the liability with a corresponding adjustment to other income (expense).

As a result of the termination of the Settlement Trust, the Company reclassified the remaining outstanding receivables to financing receivables on its consolidated balance sheet as of December 30, 2006. The following tables summarize the amounts reflected in the Successor’s balance sheets as of December 30, 2006 and December 31, 2005, respectively:

	Successor	Successor
	At	At
	December 30,	December 31,
	2006	2005

Assets:
Financing receivables — current(a)	$45,978	$—
Current receivables from securitization interests	—	62,907
Non-current receivables from securitization interests	—	76,434

Total Assets	$45,978	$139,341

Liabilities:
Current liabilities related to securitization note	$41,380	$56,616
Non-current liabilities related to securitization note	—	68,791

Total Liabilities	$41,380	$125,407

(a)	No amounts have been recorded as an allowance for uncollectible accounts as of December 30, 2006.

During the fourth quarter of 2006, $41,496 in cash was received by the Company of which 90%, totaling $37,346, was paid to the Creditor Trust.

As of the termination date of the Settlement Trust (the assumed acquisition date for purposes of accounting under SOP 03-3), the Company calculated the accretable yield and non-accretable difference related to the outstanding financing receivables as follows:

Accretable Yield:
Cash flows expected to be collected as of acquisition date	$50,158
Less: Carrying value as of acquisition date	45,978

Accretable Yield as of acquisition date	$4,180

Nonaccretable Difference:
Contractually required payments as of acquisition date	$150,180
Less: Cash flows expected to be collected as of acquisition date	50,158

Nonaccretable difference as of acquisition date	$100,022

EDDIE BAUER HOLDINGS, INC.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)

The table below reflects the statement of operations activity for fiscal 2006 and the six months ended December 31, 2005 related to the receivables and the related obligation under the Promissory Note. The net accretion income reflected in the Company’s statement of operations for fiscal 2006 and the six months ended December 31, 2005 included a present value adjustment based upon the Company’s estimated 13% discount rate. There were no adjustments recorded during fiscal 2006 or the six months ended December 31, 2005 related to the collectibility of the net receivables. No accretable yield was recognized prior to December 30, 2006.

		Successor
	Successor	Six Months Ended
	2006	December 31, 2005

Statement of Operations:
Accretion income related to receivables from securitization interests	$17,898	$8,724
Accretion expense related to liabilities from securitization interests	(16,107)	(7,851)

Net accretion income recorded in Other income	$1,791	$873

(10)  Debt

Senior Secured Revolving Credit Facility

On June 21, 2005, Eddie Bauer, Inc. executed a loan and security agreement with Bank of America, N.A., General Electric Capital Corporation and The CIT Group/Business Credit, Inc. The senior secured revolving credit facility is comprised of a revolving line of credit consisting of revolving loans and letters of credit up to $150 million to fund working capital needs.

Advances under the revolving credit facility may not exceed a borrowing base equal to various percentages of Eddie Bauer, Inc.’s eligible accounts receivable balances and eligible inventory, less specified reserves. The revolving credit facility is secured by a first lien on Eddie Bauer, Inc.’s inventory and certain accounts receivable balances and by a second lien on all of Eddie Bauer, Inc.’s other assets other than the Groveport, Ohio facility. The revolving credit facility is guaranteed by Eddie Bauer and certain of its subsidiaries. The Company’s availability under the revolving credit facility was $100.9 million as of December 30, 2006. As of December 30, 2006, the Company had $12.5 million of letters of credit outstanding and no amounts had been drawn under the revolving credit facility.

Borrowings under the revolving credit facility bear interest at:

•	LIBOR plus 1.25% if the average aggregate outstanding (based upon the preceding calendar month) is less than $75 million; or

•	LIBOR plus 1.50% if the average aggregate outstanding is greater than or equal to $75 million.

The weighted average interest rate paid by the Company on the outstanding revolving credit facility for fiscal 2006 was 7.2%. In addition, the Company is required to pay an unused commitment fee of 0.25% per annum on the unused amount, plus a letter of credit fee. The revolving credit facility is scheduled to terminate on June 21, 2010.

The agreement requires that at any time the availability under the agreement is less than 10% of the maximum revolver available, the Company is required to maintain a consolidated fixed charge coverage ratio (as defined therein) of at least 1.25:1.00. The agreement also limits the Company’s capital expenditures to $60 million in 2007 and 2008, and $70 million in 2009 and 2010. Finally, there are additional covenants that restrict the Company from entering into certain merger, consolidation and sale transactions outside the normal course of business; from making certain distributions or changes in its capital stock; from entering into certain guarantees; from incurring debt and liens subject to limits specified within the agreement; and other customary

EDDIE BAUER HOLDINGS, INC.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)

covenants. In April 2006, the Company obtained waivers from the lenders for certain defaults and events of default under the revolving credit facility relating primarily to previously due financial and business reports and, in connection with name changes of two subsidiaries, the perfection of security interests in collateral and notice requirements. As of December 30, 2006, the Company’s most recent quarterly compliance reporting date, the Company was in compliance with the covenants under the facility. As discussed above in Note 3 Basis of Presentation — Going Concern, in connection with the Company’s term loan refinancing it is also requesting an amendment to its revolving credit facility.

To facilitate the issuance of the Company’s convertible senior notes and the amendment to the Company’s senior secured term loan described in Note 24 below, Eddie Bauer, Inc. executed a First Amendment and Waiver to a loan and security agreement on April 4, 2007 with Bank of America, N.A., General Electric Capital Corporation and the CIT Group/Business Credit, Inc. (the “Amendment and Waiver Agreement”). The Amendment and Waiver Agreement amended the Company’s loan and security agreement entered into on June 21, 2005 that consisted of revolving loans and letters of credit up to $150 million. The Amendment and Waiver Agreement specifically permitted the issuance by the Company of the convertible senior notes described in Note 24 below.

Senior Secured Term Loan

On June 21, 2005, Eddie Bauer, Inc. entered into a $300 million senior secured term loan agreement with various lenders, with JPMorgan Chase, N.A. as administrative agent. In accordance with the term loan agreement, the Company was required to repay $750 on a quarterly basis from September 30, 2005 through March 31, 2011, with the remaining balance due upon maturity of the loan on June 21, 2011. As of December 30, 2006, $274.5 million was outstanding under the term loan. The term loan was secured by a first lien on certain of the Company’s real estate assets and trademarks and by a second lien on all of the Company’s other assets.

In April 2006, in view of the Company’s expectation that it would not meet certain financial covenants contained in the term loan agreement, and to provide the Company with additional flexibility to pursue its turnaround strategy, the Company and the lenders amended certain provisions of the term loan relating primarily to financial covenant ratios and operational covenants (including capital expenditures, permitted collateral sales and store openings/closings). In April 2006, in connection with the term loan amendment, the Company obtained waivers from the lenders for certain defaults and events of default under the term loan relating primarily to previously due financial and business reports and, in connection with name changes of two subsidiaries, the perfection of security interests in collateral and notice requirements. As a result of the term loan amendment, the interest rates were increased by 1.50% per annum over what the prior agreement required, which rates will be reduced by 0.50% when the term loan balance is reduced below $225 million as a result of asset sales or voluntary prepayments from operating cash flow. The following description gives effect to this amendment.

The term loan agreement included mandatory prepayment provisions, including a requirement that 50% (reduced to 25% if the Company’s consolidated leverage ratio on the last day of the relevant fiscal year is not greater than 1.75 to 1.00) of any excess cash flows, as defined in the agreement and measured on an annual basis beginning December 31, 2005, be applied to repayment of the loan. The amount of such excess cash flows for the fiscal year ended December 30, 2006 was $5,000. The amount of such excess cash flows for the fiscal year ended December 31, 2005 was $21,000. Payment of the $21,000 of excess cash flow was made on April 7, 2006. In the event the Company prepaid the term loan with proceeds of a new loan prior to March 31, 2007, the Company would be required under the term loan agreement, as amended, to pay a prepayment premium equal to 1% of the principal amount of such prepayment.

In accordance with the amended term loan agreement, interest on the loan was calculated as the greater of the prime rate or the Federal funds effective rate plus one-half of one percent plus 2.50% to 3.25% in the case of base rate loans, or LIBOR plus 3.50% to 4.25% in the case of Eurodollar loans, based upon the Company’s corporate credit rating issued from time-to-time by Moody’s and Standard & Poor’s, provided that interest on the loan will be increased by 0.50% until the date that the aggregate principal amount of the loans outstanding is less than $225 million as a result of asset sales or voluntary prepayments from operating cash flow. On December 30, 2006, the Company’s interest rate under the amended term loan included a LIBOR rate of 5.35% plus a margin of 4.25%, for a total interest rate of 9.6%. Interest is payable quarterly on the last day of each March, June, September and December for base rate loans, and for Eurodollar loans having an interest period of three months or less, the last day of such interest period or for Eurodollar loans having an interest

EDDIE BAUER HOLDINGS, INC.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)

period of longer than three months, each day that is three months after the first day of such interest period. The agreement required the Company to enter into interest rate swap agreements such that at least 50% of the aggregate principal amount of the outstanding loan is subject to either a fixed interest rate or interest rate protection for a period of not less than three years. See Note 11 for a discussion of the interest rate swap agreement the Company entered into in October 2005.

The financial covenants under the amended term loan included:

The Company’s consolidated leverage ratio (as defined therein) calculated on a trailing 12-month basis must be less than:

•	5.25 to 1.00 for the fiscal quarter ending December 31, 2006;

•	4.00 to 1.00 for the fiscal quarter ending March 31, 2007;

•	2.50 to 1.00 for the next three fiscal quarters; and

•	thereafter being reduced on a graduated basis to 1.50 to 1.00 at March 31, 2009.

In addition, the Company’s consolidated fixed charge coverage ratio (as defined therein) calculated on a trailing 12-month basis must be greater than:

•	0.95 to 1.00 for the fiscal quarter ending December 31, 2006;

•	0.975 to 1.00 for the fiscal quarter ending March 31, 2007; and

•	thereafter increasing to 1.50 to 1.00 for the quarters ending June 30, 2007 through June 30, 2011.

In addition to the financial covenants, the agreement limited the Company’s capital expenditures (net of landlord contributions) to $36 million in 2006, $45 million in 2007, $60 million in 2008, and $70 million in each of 2009, 2010 and 2011. Finally, there are additional covenants that restricted the Company from entering into certain merger, consolidation and sale transactions outside the normal course of business; making certain distributions or changes in its capital stock; entering into certain guarantees; incurring debt and liens subject to limits specified within the agreement; and other customary covenants. As of December 30, 2006, the Company was in compliance with the covenants under the amended term loan agreement. If the Company’s business fails to improve or deteriorates, the Company may not be able to comply with the financial covenants in the future. Additionally, the covenant relief the Company obtained as a result of the April 2006 amendment discussed above expired after the first quarter of 2007 resulting in the reestablishment of the original terms related to the financial covenants. See Note 24 for a description of the financing transaction the Company completed on April 4, 2007.

EDDIE BAUER HOLDINGS, INC.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)

Maturities of the Company’s long-term debt, including excess cash flows required to be repaid as of December 30, 2006, but excluding any mandatory prepayment provisions discussed above subsequent to December 30, 2006, are as follows:

Amount

Fiscal:
2007	$8,000
2008	3,000
2009	3,000
2010	3,000
2011	257,500
Thereafter	—

$274,500

(11)  Derivatives

The Company uses derivative instruments primarily to manage exposure to fluctuations in interest rates, to lower its overall costs of financing and to manage the mix of floating- and fixed- rate debt in its portfolio. The Company’s derivative instruments as of December 30, 2006 and December 31, 2005 included an interest rate swap agreement that the Company entered into in October 2005. In accordance with the requirements under the Company’s term loan, in October 2005, the Company entered into an interest rate swap agreement with a total notional value of $150,000, or 50% of the outstanding amount under its term loan as of that date. The notional amount of the interest rate swap totaled $147,750 and $149,250 as of December 30, 2006 and December 31, 2005, respectively. The interest rate swap agreement effectively converts 50% of the outstanding amount under the term loan, which is floating-rate debt to a fixed-rate by having the Company pay fixed-rate amounts in exchange for the receipt of the amount of the floating-rate interest payments. Under the terms of the interest rate swap agreement, a monthly net settlement is made for the difference between the fixed rate of 4.665% and the variable rate based upon the monthly LIBOR rate on the notional amount of the interest rate swap. The interest rate swap agreement terminates in conjunction with the termination of the term loan in June 2011.

Upon entering into the interest rate swap agreement, the Company did not contemporaneously designate the interest rate swap as a cash flow hedge of 50% of its senior term loan. The fair value of the interest rate swap was determined to be $787 as of December 31, 2005 and was recorded in other assets on the consolidated balance sheet with the offset to other income in the Company’s statement of operations for the six months ended December 31, 2005. The fair value of the interest rate swap was estimated based upon the present value of the future cash flows of the interest rate swap.

Effective January 1, 2006, the Company reassessed its hedging strategy and, in accordance with SFAS 133, the Company designated the interest rate swap as a cash flow hedge of 50% of its outstanding senior secured term loan effective January 1, 2006. No portion of the interest rate swap was excluded from the assessment of the hedge’s effectiveness. Because all critical terms of the derivative hedging instrument and the hedged forecasted transaction were not identical, the interest rate swap did not qualify for the “shortcut method” as defined in SFAS 133. On a quarterly basis, the Company assessed and measured the effectiveness of the cash flow hedge using the hypothetical derivative method. In performing its assessment as of December 30, 2006, the fair value of the interest rate swap was determined to be $1,729 and the changes in cash flows of the actual derivative hedging instrument were within 80 to 125 percent of the opposite change in the cash flows of the hypothetical derivative instrument and therefore the Company concluded that the hedge was highly effective. Accordingly, the Company recorded the effective portion of the cash flow hedge, which totaled $941

EDDIE BAUER HOLDINGS, INC.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)

($583 net of tax) as of December 30, 2006 within other comprehensive income (loss) on the Company’s balance sheet. No amount of the cash flow hedge was determined to be ineffective and therefore no amounts were recorded in the Company’s statement of operations for fiscal 2006. The amounts reflected in other comprehensive income will be reclassified into interest expense in the same period in which the hedged debt affects interest expense. No amounts were recognized in the statement of operations resulting from a cash flow hedge for which it was not probable that the original forecasted transaction would occur. See Note 24 for discussion of the Company’s termination of the interest rate swap agreement and execution of a new interest rate swap agreement in April 2007.

(12)  Fair Value of Financial Instruments

The carrying values of cash and cash equivalents, accounts receivable, accounts payable and other current liabilities are a reasonable estimate of their fair value due to the short-term nature of these instruments. The estimated fair value of the Company’s receivables from securitization interests was estimated to be $46.0 million as of December 30, 2006 based upon the discounted present value of estimated future cash receipts related to the receivables.

The carrying value of the Company’s long-term debt as of December 30, 2006 and December 31, 2005 was $274.5 million and $298.5 million, respectively. The Company estimated the fair value of its long-term debt to be $274.5 million and $288.8 million as of December 30, 2006 and December 31, 2005, respectively. The fair value estimate was based upon market quotes obtained from external sources.

As of December 30, 2006 and December 31, 2005, the Company was a party to an interest rate swap agreement with notional values of $147.8 million and $149.3 million, respectively. The Company estimated the fair value of the interest rate swap agreement to be $1,729 and $787 as of December 30, 2006 and December 31, 2005, respectively, based upon the discounted present value of the future net cash flows of the interest rate swap.

(13)  Supplemental Financial Information

Supplemental Statement of Operations Information:

Depreciation and amortization:

		Successor	Predecessor
		Six Months	Six Months
	Successor	Ended	Ended	Predecessor
	2006	December 31, 2005	July 2, 2005	2004
Depreciation	$44,247	$20,533	$15,191	$37,708
Amortization of internal-use software	1,090	862	980	3,434
Amortization of deferred financing costs	788	283	—	—
Amortization of intangible assets	9,369	4,911	—	—

Total depreciation and amortization	$55,494	$26,589	$16,171	$41,142

EDDIE BAUER HOLDINGS, INC.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)

Supplemental Balance Sheet Information:

Property and equipment:

	Successor	Successor
	December 30,	December 31,
	2006	2005

Land	$7,471	$7,471
Buildings and improvements	50,193	53,749
Leasehold improvements	106,035	79,961
Fixtures and equipment	60,510	47,406
Construction in progress	10,990	12,744

	235,199	201,331
Less accumulated depreciation and amortization	(57,855)	(18,723)

Property and equipment, net	$177,344	$182,608

Accrued Expenses:

	Successor	Successor
	December 30,	December 31,
	2006	2005

Salaries and wages	$11,901	$18,407
Sales, payroll and business taxes	14,113	13,661
Allowance for sales returns	15,566	14,592
Gift certificates and other customer deposits	46,620	44,696
Other accrued expenses	12,260	8,214

Total accrued expenses	$100,460	$99,570

Other Comprehensive Income (Loss):

	Successor	Successor
	December 30,	December 31,
	2006	2005

Net foreign currency translation, net of tax	$—	$(258)
Fair value adjustment of cash flow hedge, net of tax	583	—
Unrecognized obligations related to pension and post-retirement plans, net of tax	2,281	(282)

Total other comprehensive income (loss)	$2,864	$(540)

EDDIE BAUER HOLDINGS, INC.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)

(14)  Reorganization Items

The net expense resulting from the Company’s Chapter 11 filings and subsequent reorganization efforts has been segregated from income and expenses related to ongoing operations in the combined statements of operations and included the following:

	Predecessor
	Six Months
	Ended	Predecessor
	July 2,	Fiscal
	2005	2004

Lease rejections	$2,749	$(3,708)
Professional service fees	10,705	23,373
Asset impairment and other, net	232	8,254
Severance and relocation	—	2,452
Interest income	—	(3,500)

	$13,686	$26,871

In April 2003, the Company announced its intent to close 60 under-performing stores as a part of its ongoing reorganization process, which received Bankruptcy Court approval. The Company had closed 59 of these stores as of January 3, 2004 and the remaining store was closed in the fourth quarter of fiscal 2004. In December 2003, the Company announced its intent to close an additional 29 under-performing stores as a part of its ongoing reorganization process, which received Bankruptcy Court approval. The Company closed these stores during the first quarter of fiscal 2004.

The Company did not reflect these store closures, other than the store closures associated with the Company’s discontinuation of its Eddie Bauer Home concept, as a discontinued operation because the closure of these stores would not result in the elimination of a material portion of the Company’s business in any geographic region in which the Company operates. SFAS 144 defines a component of the Company as a reportable segment, a reporting unit, a subsidiary, an asset group, or other entity that comprises operations and cash flows that can be clearly distinguished from the rest of the entity. The Company has determined that nearby stores, direct or Internet channels could substantially absorb the closed store’s customers, which would indicate that the related sales and customers were not eliminated.

The lease rejection costs for the six months ended July 2, 2005 primarily represented the rejected leases from store closings described previously. The lease rejection income in fiscal 2004 was due to lease termination agreements and mitigation of lease related claims.

Professional service fees consisted primarily of financial, legal, real estate and other consulting services directly associated with the reorganization process that were incurred by Spiegel and charged to the Company.

The closure of retail and outlet stores described above, as well as other facilities, resulted in the write off of approximately $222 for the six months ended July 2, 2005 and $1,989 in assets in fiscal 2004 primarily related to leasehold improvements that have no future benefit. The Company also abandoned certain capital projects due to capital expenditure restrictions, which led to the write-off of approximately $3,333 in assets in fiscal 2004. In 2003, the Company recorded a write off of approximately $11,601 related to the Company’s decision to sell a distribution facility. The facility was sold in April 2004, and the Company recorded an additional loss of $458. As part of this sale, the Company entered into a five-year lease for a portion of the facility with an option to terminate after eighteen months. On August 3, 2004, the Bankruptcy Court approved the sale of the Company’s three corporate headquarters office buildings located on 20 acres in Redmond, Washington to Microsoft Corporation for a total purchase price of $38,000. In connection with the sale of the property the Company entered into an agreement with Microsoft Corporation to lease the property for a term of three years, with an option to terminate the lease at no cost after two years. Loss on the sale was $2,937

EDDIE BAUER HOLDINGS, INC.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)

and is recorded in reorganization costs and expenses, net. In December 2005, the Company executed a 15-year lease for corporate office space in Bellevue, Washington.

Other, net items in fiscal 2004 include miscellaneous claims settlements in the Company’s favor.

The Company recorded severance costs of $2,452 in fiscal 2004 associated with the termination of employees at various locations due to either the closure of locations or the overall reduction in workforce.

Interest income in fiscal 2004 is attributable to the accumulation of cash and short-term investments subsequent to the Chapter 11 filing.

(15) Income Taxes

The components of income tax expense (benefit), excluding the tax impacts related to the discontinued operations, for fiscal 2006, six months ended December 31, 2005, six months ended July 2, 2005 and fiscal 2004 were as follows:

		Successor	Predecessor
		Six Months	Six Months
	Successor	Ended	Ended	Predecessor
	2006	December 31, 2005	July 2, 2005	2004
Current:
Federal	$1,739	$1,718	$40,753	$21,073
State	—	1,774	4,397	3,943
Foreign	5,305	3,060	1,084	4,267

	$7,044	$6,552	$46,234	$29,283

Deferred:
Federal	$49,909	$7,698	$2,375	$5,171
State	9,211	1,150	1,173	1,003
Foreign	(633)	(755)	620	623

	58,487	8,093	4,168	6,797

	$65,531	$14,645	$50,402	$36,080

The Company’s Federal tax liability relates primarily to alternative minimum tax (“AMT”) liabilities and current tax liabilities associated with the cash receipts related to the Company’s securitization receivables. Foreign current tax liabilities relates to income generated by the Company’s Canadian operations. Income tax (benefit) expense related to discontinued operations was $0, $0, $(1,686) and $1,834 for fiscal 2006, the six months ended December 31, 2005, six months ended July 2, 2005 and fiscal 2004, respectively.

EDDIE BAUER HOLDINGS, INC.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)

The differences between the provision (benefit) for income taxes at the U.S. statutory rate and the amounts shown in the consolidated and combined statements of operations for fiscal 2006, the six months ended December 31, 2005, six months ended July 2, 2005 and fiscal 2004 were as follows:

		Successor	Predecessor
		Six Months	Six Months
	Successor	Ended	Ended	Predecessor
	2006	December 31, 2005	July 2, 2005	2004
Income tax expense (benefit) at U.S. statutory rate	$(51,259)	$(2,346)	$41,434	$26,896
State income taxes (net of Federal income tax expense/benefit)	(664)	1,271	5,058	2,496
Rate differential for foreign income taxes	343	519	2,184	1,090
Increase in valuation allowance	71,265	14,695	—	—
Non-deductible goodwill impairment	41,154	—	—	—
Non-deductible securitization interest expenses	5,814	1,131	—	—
Non-deductible reorganization costs	—	—	781	5,344
Other nondeductible items	(1,122)	(625)	945	254

Income tax expense	$65,531	$14,645	$50,402	$36,080

Income (loss) from continuing operations before income tax expense (benefit) for fiscal 2006, the six months ended December 31, 2005, six months ended July 2, 2005 and fiscal 2004 were as follows:

		Successor	Predecessor
		Six Months	Six Months
	Successor	Ended	Ended	Predecessor
	2006	December 31, 2005	July 2, 2005	2004
Income (loss) from U.S. operations	$(158,287)	$(13,328)	$117,557	$66,092
Income (loss) from foreign operations	12,369	6,625	(3,578)	10,759

Income (loss) from continuing operations before income tax expense	$(145,918)	$(6,703)	$113,979	$76,851

EDDIE BAUER HOLDINGS, INC.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)

Significant components of the Company’s deferred income tax assets and liabilities were as follows as of December 30, 2006 and December 31, 2005:

	Successor	Successor
	December 30,	December 31,
	2006	2005

Deferred tax assets — current:
Net operating loss carryforwards	$9,000	$—
Allowance for sales returns	3,412	3,310
Accrued vacation	2,018	2,030
Reserve for store closings	1,339	—
Deferred revenue	1,580	1,450
Other	1,411	2,711

Subtotal	18,760	9,501
Less: Valuation allowance	(7,250)	(1,207)

Total deferred tax assets — current	11,510	8,294
Deferred tax liabilities — current:
Prepaid expenses	(2,105)	(2,224)
Capitalized inventory costs	(6,760)	(3,020)
Other	(300)	(305)

Total deferred tax liabilities — current	(9,165)	(5,549)

Net deferred tax assets — current	$2,345	$2,745

Deferred tax assets — noncurrent:
Net operating loss carryforwards	$180,137	$247,507
Deferred rent obligations/ Unfavorable lease obligations, net	10,473	6,570
Pension and other post-retirement benefit liabilities	6,180	8,188
Other	6,201	4,503

Subtotal	$202,991	$266,768
Less: Valuation allowance	(77,590)	(33,846)

Total deferred tax assets — non-current	$125,401	$232,922

Deferred tax liabilities — noncurrent:
Other intangible assets, net	$(81,683)	$(86,894)
Property and equipment, net	(9,201)	—
Receivables related to securitization interests	(17,605)	(54,032)
Equity investments in foreign joint ventures	(942)	(3,846)

Total deferred tax liabilities — noncurrent	(109,431)	(144,772)

Net deferred tax assets — noncurrent	$15,970	$88,150

As discussed in Note 4 (cc), in the course of preparing its 2006 financial statements, the Company identified errors related to its tax accounting for 2005 and prior years. The Company determined that in

EDDIE BAUER HOLDINGS, INC.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)

accounting for income taxes, it did not properly reconcile the book and tax depreciation on its property and equipment related primarily to the treatment of tenant improvement allowances granted in connection with the opening of new retail stores. As a result, the Company had recorded an incorrect amount of deferred tax assets. As further discussed in Note 4 (cc), the Company has recorded the cumulative effect of these errors in the fourth quarter of fiscal 2006 by increasing its goodwill balance by $11,868 and reducing its non-current deferred tax assets by $11,868, which includes a reduction to the Company’s valuation allowance of $1,678.

Prior to the Company’s emergence from bankruptcy, the Company was included in the consolidated Federal income tax return of Spiegel’s majority stockholder, Spiegel Holdings, Inc. As established in the Plan of Reorganization, on July 2, 2005, ownership of two Spiegel subsidiaries, FSAC and SAC, were transferred to Eddie Bauer. Both FSAC and SAC had significant U.S. NOLs, which were estimated to be approximately $699 million ($271 million tax affected) as of July 2, 2005. The Company had no material foreign net operating loss carryforwards as of July 2, 2005. As discussed below, the Company is currently and may be subject to certain further limitations on the use of the U.S. NOLs in future periods. With respect to its Federal NOLs, the Company concluded as of its fresh start reporting date on July 2, 2005 that it was more likely than not that its Federal NOLs would be utilized. However, the Company established a valuation allowance related to its state NOLs for approximately $524 million ($19.8 million tax affected) based upon the estimated state NOLs that will expire and go unused. See further discussion below of the Company’s estimated Federal and state NOLs as of December 30, 2006.

The Internal Revenue Code’s Section 382 places certain limitations on the annual amount of net operating loss carryforwards that can be utilized if certain changes to a company’s ownership occur. The Company had originally intended to avail itself of an exception to the change in ownership rules arising from the issuance of the Eddie Bauer common stock to the respective creditors under the approved Plan of Reorganization. That exception under Section 382 (l) (5) would have required the Company not to have had another ownership change for two years following the bankruptcy stock issuance. As a consequence, the Company established within its certification of incorporation certain trading restrictions and ownership limitations relating to its common stock such that (i) no person may acquire or accumulate 4.75% or more of the Company’s common stock or other class of equity and (ii) no person owning directly or indirectly 4.75% or more of the Company’s common stock or other class of equity may acquire additional shares without meeting certain notice and prior approval requirements as set forth in the Company’s certificate of incorporation. Any transfers of the Company’s common stock in violation of these ownership limitations would be null and void, unless the transferor or transferee, upon providing at least 15 days prior written notice of the transfer, obtains written consent for the proposed transfer from a majority of the Company’s board of directors. These trading restrictions and ownership limitations expire under certain circumstances, but in no event prior to January 1, 2008. Upon the expiration of these trading restrictions and ownership limitations, the Company anticipates that it may experience a change in ownership and be subject to additional limitations defined under Section 382 and therefore the utilization of its NOLs may be further limited.

Prior to filing its 2005 tax returns, the Company reevaluated the above-discussed exception under Section 382(l) (5) and concluded that it would not avail itself of the exception. During September 2006, Spiegel Holdings, Inc. (“Spiegel Holdings”) filed its Federal income tax return for the 2005 period prior to the Company’s emergence from bankruptcy (January 1, 2005 to June 21, 2005). Included in this return, at the Company’s request, was Spiegel Holdings’ election under Section 382(l)(6) of the Internal Revenue Code to apply the normal Section 382 rules rather than the alternative rules provided under Section 382(l)(5). Section 382 limits the annual use of the Company’s NOL to the product of (i) the Federal long-term interest rate multiplied by (ii) the market value of the Company at the time of the ownership change (i.e. as of June 21, 2005). Due to the valuation of the stock of the Company upon the emergence from bankruptcy and application of the built-in gain rules of Section 382, the Company concluded that the Section 382(l) (6) election by Spiegel Holdings had no impact to the Company’s required valuation allowance related to its NOLs, its results of operations or its financial condition for fiscal 2006.

EDDIE BAUER HOLDINGS, INC.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)

Upon the expiration of these trading restrictions and ownership limitations discussed above, the Company anticipates that another ownership change may occur under Section 382, which will further limit utilization of its NOLs in the future. The Company also included this anticipated, prospective change in ownership in determining its required valuation allowance.

During the fourth quarter of fiscal 2005, the Company revised its long range forecast which resulted in a decrease in estimated taxable income in future years and an increase in the amount of Federal NOLs that may expire and go unused after considering the IRS Section 382 limitations discussed above. These changes resulted in a net $15,253 increase in the valuation allowance requirement. The Company’s valuation allowance related to its NOLs as of December 31, 2005 totaled $35,053.

The Company’s income tax expense for fiscal 2006 included $71,265 of expense to increase the Company’s valuation allowance related to its NOLs, of which $23,462 was recorded during the second quarter, $52,662 was recorded during the third quarter and $4,859 of the valuation allowance was reversed during the fourth quarter. During the second quarter of 2006, the Company increased its valuation allowance as the Company reassessed its long-range plan, which resulted in a decrease in the Company’s projected taxable income during 2006 and 2007 and an increase in the projected amounts of NOLs expected to expire unused. The increase to the Company’s valuation allowance during the third quarter resulted from a decrease in the estimated annual amount of NOL utilization allowed under Section 382. As discussed in Note 7, during the third quarter of 2006, the Company performed an updated valuation of its enterprise value and concluded that the Company’s enterprise value had declined. The Company expects that further restrictions on the utilization of its NOLs may apply to periods subsequent to January 1, 2008 due to the possibility of a change in ownership after certain trading restrictions on its common stock are lifted and accordingly, this decline in enterprise value resulted in a decrease in the amount of expected NOL utilization allowed for the years of 2008 through 2023. The lower NOL utilization during this period resulted in an increase in the estimated amount of NOLs that will expire and go unused. Lastly, during the fourth quarter of 2006, the Company reversed $4,859 of valuation allowance as its taxable income during the fourth quarter, principally related to its financing receivables, resulted in higher taxable income and therefore higher NOL utilization than previously estimated.

The Company’s NOLs were estimated to be approximately $540 million ($189 million tax affected) as of December 30, 2006 and expire in 2021 through 2023. The Company’s valuation allowance related solely to its Federal NOLs as of December 30, 2006 and totaled $84,840. As discussed above, as of the Company’s fresh start reporting date, it estimated that it had approximately $19,800 of state NOLs (tax effected), which the Company determined as of that date required a full valuation allowance. During 2006, the Company determined that as of its fresh start reporting date, no state NOLs existed and accordingly reduced both its gross state NOLs and valuation allowance related to its states NOLs by $19,800, thereby resulting in no net impact to its net deferred tax assets or goodwill.

(16)  Employee Benefit Plans

Historically, the Company participated in certain Spiegel employee benefit plans. Prior to the Effective Date, the Company’s combined statements of operations and balance sheets reflected the expense (benefit) and liabilities associated with the portion of these plans related only to the Company’s employees. Upon the Effective Date, the Spiegel post-retirement healthcare and life insurance plans and pension plan were transferred to and assumed in total by Eddie Bauer. Accordingly, on such date, the liabilities associated with these plans, in addition to those liabilities related to the Company’s employees already reflected on the Company’s combined balance sheet, were reflected in the consolidated balance sheet of the Successor as of July 2, 2005. In accordance with the terms of the Spiegel pension plan, no new participants will be added to the pension plan subsequent to the Effective Date.

EDDIE BAUER HOLDINGS, INC.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)

401(k) Savings Plans and Spiegel Group Value in Partnership Profit Sharing

Eligible employees may elect to contribute up to 75% of their before-tax base salary and up to 5% of their after-tax base salary to a 401(k) savings plan, subject to IRS annual dollar limits. The Company matches the employee contribution amount dollar for dollar on the first 3% of before-tax base salary and 50 cents on the dollar for the next 3% of before-tax salary for salaried employees. For hourly employees, through December 31, 2005 the Company matched the employee contribution at 25 cents on each dollar contributed up to a maximum of 6% of their before-tax salary. Effective January 1, 2006, the Company changed its matching for hourly employees, such that the Company matches 100% of the first 3% and 50% of the next 3% of their before-tax salary. The Company’s cost of matching employees’ contributions to the plan was $1,554, $952, $1,067 and $1,184 for fiscal 2006, the six months ended December 31, 2005, the six months ended July 2, 2005 and fiscal 2004, respectively. Prior to the emergence from bankruptcy, the annual profit sharing contribution to the plan was based on the consolidated net earnings of Spiegel. The Company’s profit sharing expense for the plan was $0 during fiscal 2005 and 2004. Effective with Spiegel’s filing for bankruptcy, the utilization of the profit sharing component of the plan was discontinued.

Post-retirement Healthcare and Life Insurance Plans

The Company, through the former Spiegel post-retirement plans, provides certain medical and life insurance benefits for eligible retired employees. The retirement plan is a defined post-retirement health care and life insurance plan. The life insurance plan is closed to new participants and provides benefits for participants until death. The medical benefits continue until the earlier of death or age 65. The cost of these plans, the balances of plan assets and obligations and related assumptions are included in the tables below. The assets and obligations as of December 30, 2006 and December 31, 2005 are based upon actuarial valuations as of the Company’s annual measurement dates of October 1, 2006 and October 1, 2005, respectively. Disclosures related to the Predecessor for periods prior to July 2, 2005 include the costs and obligations related only to the Eddie Bauer and EBFS employees covered by the plans prior to the Company’s emergence from bankruptcy. Disclosures related to the Successor as of and subsequent to July 2, 2005 include the costs and obligations associated with all employees, including former Spiegel employees, covered by the plans.

Effective July 2004, the employees of the IT Group became active employees of Eddie Bauer. Accordingly, the related liability for these employees is included as of January 1, 2005. For fiscal 2004, the employees of EBCS, and for periods prior to July 2004 for the employees of the IT Group, the employees were combined with other Spiegel corporate employees for reporting purposes under the Spiegel post-retirement benefits plan. During these periods, the combined statements of operations included an allocated management fee (See Note 18) for these employees and the related liabilities were included in the due to/from Spiegel. The employees of EBFS and STGS became employees of the Company effective with the Company’s emergence from bankruptcy on June 21, 2005.

EDDIE BAUER HOLDINGS, INC.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)

The disclosures below related to the Company’s post-retirement benefit plans include the effect of the Company’s adoption of SFAS 158 effective during the fourth quarter of 2006. SFAS 158 requires the Company to recognize an asset or liability for the overfunded or underfunded status of their benefit plans. The pension asset or liability to be recognized equals the difference between the fair value of the plan’s assets and the accumulated benefit obligation for post-retirement benefit plans other than pension. The adoption of SFAS 158 resulted in the following impacts to the Company’s balance sheet as of December 30, 2006 related to its post-retirement benefit plans:

	Before Application of		After Application of
	SFAS 158	Adjustments	SFAS 158

Deferred income taxes	—	(1,030)	(1,030)

Total assets	$—	$(1,030)	$(1,030)
Accrued benefit liability — current	654	—	654
Pension and other post-retirement benefit liabilities	10,452	(2,707)	7,745

Total liabilities	$11,106	$(2,707)	$8,399
Other comprehensive income (loss), net of tax	—	1,677	1,677

Total stockholder’s equity	$—	$1,677	$1,677

Total liabilities and stockholder’s equity	$11,106	$(1,030)	$10,076

	Successor	Successor
	As of	As of
	December 30,	December 31,
	2006	2005

Funded Status:
Accumulated benefit obligation	$8,399	$10,370
Fair value of plan assets	—	—
Funded status	$(8,399)	$(10,370)
Unrecognized net actuarial (gain)/loss	—	(592)
Unrecognized net prior service cost	—	—

Accrued benefit cost	$(8,399)	$(10,962)

	Successor	Successor
	As of	As of
	December 30,	December 31,
	2006	2005

Amounts recognized in the balance sheet consist of:
Prepaid benefit cost	$—	$—
Accrued benefit liability — current	(654)	—
Accrued benefit liability — noncurrent	(7,745)	(10,962)
Accumulated other comprehensive income	(2,707)	—

Net amount recognized	$(11,106)	$(10,962)

EDDIE BAUER HOLDINGS, INC.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)

	Successor	Successor	Predecessor
	January 1, 2006	July 3, 2005	January 1, 2005
	to	to	to
	December 30, 2006	December 31, 2005	July 2, 2005
Projected Benefit Obligation:
Benefit obligation as of beginning of period	$10,370	$10,825	$2,716
Service cost	247	175	123
Interest cost	472	274	88
Participant contributions	610	—	—
Benefits paid	(1,084)	(312)	(85)
Actuarial (gain)/loss	(1,574)	(592)	1,231
Plan amendments/curtailment gain	(566)	—	—
Adjustment to include former Spiegel employees	—	—	6,752

Benefit obligation as of end of period	$8,475	$10,370	$10,825

The benefit obligation of $8,475 per the projected benefit obligation rollforward above represents the Company’s benefit obligations as the Company’s measurement date of October 1, 2006. The accrued benefit cost of $8,399 per the funded status table above has been adjusted for contributions of $76 which were made during the fourth quarter of 2006.

	Successor	Successor	Predecessor
	January 1, 2006	July 3, 2005	January 1, 2005
	to	to	to
	December 30, 2006	December 31, 2005	July 2, 2005
Fair Value of Plan Assets:
Fair value of plan assets as of beginning of period	$—	$—	$—
Employer contributions	474	312	85
Participant contributions	610	—	—
Benefits paid	(1,084)	(312)	(85)

Fair value of plan assets as of end of period	$—	$—	$—

		Successor
		Six Months	Predecessor
		Ended	Six Months
	Successor	December 31,	Ended July 2,	Predecessor
	2006	2005	2005	2004
Net benefit cost:
Service cost	$247	$175	$123	$195
Interest cost	472	274	88	160
Amortization of prior
service cost	(71)	—	(47)	(128)
Recognized net actuarial (gain)/loss	(80)	—	17	15
Curtailment gain	—	—	—	(298)

Total expense (benefit)	$568	$449	$181	$(56)

EDDIE BAUER HOLDINGS, INC.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)

		Successor
		Six Months
		Ended
	Successor	December 31,
	2006	2005

Other changes in Plan Assets and Benefit Obligations recognized in Other Comprehensive Income (Loss):
Transition obligation	$—	n/a
Prior service cost (credit)	(495)	n/a
Net actuarial (gain) loss	(2,212)	n/a
Amortization of net transition obligation (asset)	—	n/a
Amortization of prior service cost	—	n/a
Amortization of net actuarial (gain) loss	—	n/a

Total recognized in other comprehensive income (loss)	$(2,707)	$—

The estimated amounts of prior service costs and net actuarial gains expected to be amortized from other comprehensive income into net periodic pension cost during 2007 are $(71) and $(82), respectively.

Assumptions:

For measurement purposes, a 9%, 10% and 8% annual rate of increase in the per capita cost of covered health care benefits (i.e., health care cost trend rate) was assumed for fiscal 2006, 2005 and 2004, respectively. The health care cost trend rate is intended to represent the underlying cost of each health care delivery type and includes other components such as general and medical inflation, overall changes in utilization and mix of services, aging of total population, technology, malpractice, cost shifting from non-paying individuals and other external influences and is expected to decrease over the next several years with an ultimate rate of 5.0% in fiscal 2014. A one-percentage point increase in assumed health care cost trend rates would increase the post-retirement benefit obligation by $412 as of December 30, 2006 and the related expense by $69 for fiscal 2006. A one-percentage point decrease in assumed health care cost trend rates would decrease the post-retirement benefit obligation by $362 as of December 30, 2006 and the related expense by $58 for fiscal 2006. The discount rates utilized to calculate the figures included above were 5.78% and 5.50% as of December 30, 2006 and December 31, 2005, respectively.

Contributions:

In fiscal 2007, expected contributions to the post-retirement benefit plans are $654.

Estimated Future Benefit Payments:

The following is a schedule of estimated future post-retirement benefits payments as of December 30, 2006:

Fiscal
2007	$654
2008	597
2009	625
2010	606
2011	608
2012-2016	3,067

$6,157

EDDIE BAUER HOLDINGS, INC.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)

Pension Plan

As discussed above, the Company assumed the costs and obligations associated with the former Spiegel pension plan upon the Company’s emergence from bankruptcy. Prior to the Company’s emergence from bankruptcy, certain employees of the Company participated in the Spiegel pension plan. During these periods, the combined statements of operations included an allocated management fee (See Note 18) for these employees and the related liabilities were included in the due to/from Spiegel. The cost of this plan, the balances of plan assets and obligations and related assumptions as of and subsequent to July 2, 2005 are included in the tables below. The assets and obligations as of July 2, 2005 represent their fair values as of the Company’s emergence from bankruptcy and their adoption of fresh start accounting. Also included in the tables below are the assets and obligations as of December 30, 2006 and December 31, 2005, which are based upon actuarial valuations prepared as of September 30, 2006 and September 30, 2005, respectively, which were the plan’s annual measurement dates.

The disclosures below related to the Company’s pension plan include the effect of the Company’s adoption of SFAS 158 effective during the fourth quarter of 2006. SFAS 158 requires the Company to recognize an asset or liability for the overfunded or underfunded status of their pension plans. The pension asset or liability to be recognized equals the difference between the fair value of the plan’s assets and the projected benefit obligation for the pension plan. The adoption of SFAS 158 resulted in the following impacts to the Company’s balance sheet as of December 30, 2006 related to it pension plan:

	Before Application of		After Application of
	SFAS 158	Adjustments	SFAS 158

Deferred income taxes	—	(370)	(370)

Total assets	$—	$(370)	$(370)
Pension and other post-retirement benefit liabilities	8,560	(974)	7,586

Total liabilities	$8,560	$(974)	$7,586
Other comprehensive income (loss), net of tax	—	604	604

Total stockholder’s equity	$—	$604	$604

Total liabilities and stockholder’s equity	$8,560	$(370)	$8,190

	Successor	Successor
	December 30,	December 31,
	2006	2005

Funded Status:
Projected benefit obligation	$52,056	$55,717
Fair value of plan assets	44,470	45,933

Funded status	$(7,586)	$(9,784)
Unrecognized net actuarial (gain)/loss	(974)	461

Accrued pension cost	$(8,560)	$(9,323)

EDDIE BAUER HOLDINGS, INC.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)

	Successor	Successor
	December 30.	December 31,
	2006	2005

Amounts recognized in the balance sheet consist of:
Accrued benefit liability — current liabilities	$—	$—
Accrued benefit liability — non-current liabilities	(7,586)	(9,784)
Accumulated other comprehensive income	(974)	461

Net amount recognized	$(8,560)	$(9,323)

		Successor
		Six Months
		Ended
	Successor	December 31,
	2006	2005

Projected Benefit Obligation:
Projected benefit obligation at beginning of period	$55,717	$55,068
Service cost	—	—
Interest cost	2,924	1,546
Benefits paid	(5,057)	(1,265)
Actuarial (gain)/loss	(1,528)	368

Projected benefit obligation at end of period	$52,056	$55,717

		Successor
		Six Months
		Ended
	Successor	December 31,
	2006	2005

Fair value of Plan Assets:
Fair value of plan assets at beginning of period	$45,933	$45,416
Actual return on plan assets	3,594	1,782
Employer contributions	—	—
Benefits paid	(5,057)	(1,265)

Fair value of plan assets at end of period	$44,470	$45,933

		Successor
		Six Months
		Ended
	Successor	December 31,
	2006	2005

Net periodic pension cost:
Service cost	$—	$—
Interest cost	2,924	1,546
Expected return on plan assets	(3,687)	(1,875)

Total expense (benefit)	$(763)	$(329)

EDDIE BAUER HOLDINGS, INC.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)

		Successor
		Six Months
		Ended
	Successor	December 31,
	2006	2005

Other changes in Plan Assets and Benefit Obligations recognized in Other Comprehensive Income (Loss):
Transition obligation	$—	n/a
Prior service cost (credit)	—	n/a
Net actuarial (gain) loss	(974)	n/a
Amortization of net transition obligation (asset)	—	n/a
Amortization of prior service cost	—	n/a
Amortization of net actuarial (gain) loss	—	n/a

Total recognized in other comprehensive income (loss)	$(974)	$—

No amounts of net transition obligations, prior service costs or net actuarial gains are expected to be amortized from other comprehensive income into net periodic pension cost during 2007.

Assumptions:

The weighted-average assumptions used to determine the benefit obligation as of the September 30, 2006 and September 30, 2005 measurement dates included discount rates of 5.75% and 5.50%, respectively.

The weighted-average assumptions used to determine the net periodic benefit expense (income) for fiscal 2006 and the six months ended December 31, 2005 included discount rates of 5.50% and 5.75%, respectively, and expected returns on plan assets of 8.50% for both periods.

The actuarial assumptions used to compute the net periodic pension costs and obligations are based upon information available, including, market interest rates, past experience and management’s best estimate of future economic conditions. Changes in these assumptions may impact future benefit costs and obligations. In computing future costs and obligations, the Company must make assumptions about such things as discount rate, expected rate of return on plan assets, employee mortality and turnover and expected future cost increases.

The expected rate of return on plan assets and discount rate generally have the most significant impact on the level of costs and obligations. The Company’s expected long-term rate of return on plan assets assumption was derived from a study conducted by its actuaries and investment managers. The study included a review of anticipated future long-term performance of individual asset classes and consideration of the appropriate asset allocation strategy given the anticipated requirements of the plan to determine the average rate of earnings expected on the funds invested to provide for the pension plan benefits. While the study gives appropriate consideration to recent fund performance and historical returns, the assumption is primarily a long-term, prospective rate. Based upon the most recent study, the Company has assumed a long-term return on plan assets of 8.50%. The Company’s discount rate was based upon Moody’s AA corporate bond rate.

EDDIE BAUER HOLDINGS, INC.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)

Plan Assets:

The pension plan asset allocations as of the September 30, 2006 and September 30, 2005 measurement dates by asset category were as follows:

	As of	As of
	September 30,	September 30,
	2006	2005

Asset Category:
Equity securities	61%	61%
Debt securities	38%	38%
Real estate	0%	0%
Other	1%	1%
Total	100%	100%

The Company maintains target allocation percentages among various asset classes based on an investment policy established for the pension plan, which is designed to achieve long-term objectives of return, while mitigating against downside risk and considering expected cash flows. The Company reviews its investment policy from time to time to ensure consistency with its long-term objective of funding 90% of the projected benefit obligation.

Contributions:

The Company made no contributions to its pension plan during 2006 and expects to make contributions of $2,257 during 2007.

Estimated Future Benefit Payments:

The following is a schedule of estimated future pension benefit payments:

Fiscal:
2007	$5,079
2008	4,885
2009	4,780
2010	4,658
2011	4,525
2012-2016	20,094

(17)     Stock Based Compensation

In August 2005, the Company’s board of directors adopted the Eddie Bauer Holdings, Inc. 2005 Stock Incentive Plan (the “Stock Incentive Plan”), as amended on November 3, 2005 and December 8, 2005. The Stock Incentive Plan will remain effective for ten years if not sooner terminated by the Company’s board of directors. The Stock Incentive Plan provides for the grant of incentive stock options, nonstatutory stock options, restricted awards, performance awards, stock appreciation rights and inducement awards, which may be granted to directors, employees and consultants of the Company or its affiliates. In accordance with the Stock Incentive Plan, the Company has reserved 2.1 million shares of common stock for awards under the plan. The Company satisfies stock option exercises and the vesting of RSUs with newly issued shares. Stock options and RSUs are forfeited by employees whose employment terminates prior to vesting.

No incentive stock options may be exercised unless and until the Stock Incentive Plan is approved by the Company’s stockholders, and on or after December 9, 2005 no new awards (except for inducement awards)

EDDIE BAUER HOLDINGS, INC.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)

may be granted or exercised until the Stock Incentive Plan has been approved by the Company’s stockholders. Since the Company’s stockholders did not approve the Stock Incentive Plan before August 3, 2006, all awards contingent on stockholder approval, with the exception of awards made prior to December 9, 2005, and inducement awards made on or after December 9, 2005 were rescinded. Since December 9, 2005, only inducement awards, which included options to acquire 5,775 shares at an exercise price of $14.35 per share and 15,765 RSUs, have been granted.

On November 3, 2005, the Company’s board of directors approved stock option grants and restricted stock awards to certain officers and employees of the Company and the Company’s non-employee directors. Stock option grants totaling 520,000 shares were approved for certain officers and employees of the Company at an exercise price of $23.37 per share. The non-forfeited stock options vest equally over a four year term on the anniversary date of the award. Each non-employee director received a grant of 17,000 stock options, for a total of 136,000 stock options granted, with an exercise price of $23.37 per share. The non-employee directors’ options vest ratably over three years. The stock options have a ten-year term. No incentive stock options have been exercised under the Stock Incentive Plan.

Restricted stock awards totaling 980,000 shares were approved on November 3, 2005 by the Company’s board of directors for certain officers and employees of the Company. Each non-employee director received a grant of 4,280 restricted stock units, for a total of 34,240 restricted stock awards. The restricted stock awards will vest ratably over three years for officers, employees and non-employee directors. One-third of the non-forfeited restricted stock units vested on July 1, 2006 with the remaining non-forfeited restricted stock units vesting one-third on July 1, 2007 and one-third on July 1, 2008. Of the 1,104,240 total RSU awards approved, 59,475 were forfeited prior to the first vesting date. Due to the fact that the Company’s officers, employees and non-employee directors were subject to a blackout period under the Company’s trading policy and therefore unable to sell shares of common stock underlying their vested RSUs as of the first vesting date, the Company provided the officers, employees and non-employee directors the option to postpone the issuance of the shares of common stock underlying their vested RSUs until October 2, 2006. A second deferral period was offered to December 20, 2006 as a result of the fact that the officers, employees and non-employee directors remained subject to a blackout period under the Company’s trading policy as of October 2, 2006. Of the 318,247 non-forfeited RSUs which vested effective July 1, 2006, 21,503 shares of common stock underlying vested RSUs were issued effective July 18, 2006, 7,475 shares of common stock underlying vested RSUs were issued effective October 2, 2006, and the remaining 289,269 shares of common stock underlying vested RSUs were issued effective December 20, 2006. Compensation expense related to all RSUs which vested July 1, 2006 was recognized prior to that date. In accordance with SFAS 123(R), the postponement modifications did not result in any additional compensation expense because the fair value of the RSUs as of the dates on which the postponements were offered was less than the fair value of the RSUs as of the grant date.

Compensation expense for RSUs and stock options is recognized ratably over the vesting period. Compensation expense for RSUs is based upon the market price of the shares underlying the awards on the grant date. Under the provisions of SFAS 123(R), compensation expense for stock options has been estimated

EDDIE BAUER HOLDINGS, INC.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)

on the grant date using a Black-Scholes-Merton option-pricing model. The weighted average assumptions used in the Black-Scholes-Merton model were as follows:

		Successor
	Successor	Six Months Ended
	2006	December 31, 2005

Risk-free interest rate	4.47%	4.52%
Expected term (years)	6.25	5.8
Expected volatility	46%	46%
Dividend yield	0.0%	0.0%
Weighted-average fair value	$7.34	$11.57
Forfeiture rate	12.5%	5%

The weighted average expected option term for the stock options issued during the six months ended December 31, 2005 reflects the application of the simplified method set out in SEC Staff Accounting Bulletin No. 107 (“SAB 107”), which was issued in March 2005. The simplified method defines the life as the average of the contractual term of the options and the weighted average vesting period for all option tranches. Due to the Company’s limited stock price history, expected volatility was based upon historical and implied volatility for other companies in the retail industry. The risk-free interest rate represents the U.S. Treasury yield curve in effect at the time of the stock option grant.

The following table summarizes information about stock option transactions:

	Successor
	2006
		Weighted
		Average
		Exercise
	Shares	Price

Outstanding at beginning of period	651,668	$23.37
Awards granted	5,775	$14.35
Awards forfeited	(67,068)	$23.37
Awards exercised	—	n/a
Outstanding at end of year	590,375	$23.28
Vested at end of year	287,463	$23.37
Exercisable at end of year	287,463	$23.37

	Successor
	Six Months Ended
	December 31, 2005
		Weighted
		Average
		Exercise
	Shares	Price

Outstanding at beginning of period	—	n/a
Awards granted	656,000	$23.37
Awards forfeited	(4,332)	$23.37
Awards exercised	—	n/a
Outstanding at end of year	651,668	$23.37
Vested at end of year	129,977	$23.37
Exercisable at end of year	129,977	$23.37

EDDIE BAUER HOLDINGS, INC.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)

The following tables summarize information about stock options outstanding at December 30, 2006:

Outstanding
	Number	Weighted	Weighted Averaged
	of	Average	Remaining Years of
Range of Exercise Prices	Options	Exercise Price	Contractual Life

$14.35	5,775	$14.35	9.1
$23.37	584,600	$23.37	8.8

Exercisable
	Number	Weighted	Weighted Averaged
Range of	of	Average	Remaining Years of
Exercise Prices	Options	Exercise Price	Contractual Life

$23.37	287,463	$23.37	8.8

The following tables summarize information about stock options outstanding at December 31, 2005:

Outstanding
	Number	Weighted	Weighted Averaged
Range of	of	Average	Remaining Years of
Exercise Prices	Options	Exercise Price	Contractual Life

$23.37	651,668	$23.37	9.8

Exercisable
	Number	Weighted	Weighted Averaged
Range of	of	Average	Remaining Years of
Exercise Prices	Options	Exercise Price	Contractual Life

$23.37	129,977	$23.37	9.8

The weighted average grant-date fair value of stock options granted during fiscal 2006 and for the six months ended December 31, 2005 was $7.34 per share and $11.57 per share, respectively. Compensation expense related to stock options totaled $1,695, with no deferred tax benefits for fiscal 2006 and $1,788, before deferred tax benefits of $713, for the six months ended December 31, 2005, none of which was capitalized as part of the cost of an asset. The total fair value of stock options vested during fiscal 2006 and for the six months ended December 31, 2005 was $1,822 and $1,497, respectively. As of December 30, 2006 and December 31, 2005, there was $3,171 and $5,193, respectively, of unrecognized compensation costs related to stock options. The remaining cost of unrecognized compensation related to the Company’s stock options as of December 30, 2006 is expected to be recognized over a weighted-average period of 1.8 years. No stock options were exercised during fiscal 2006 or for the six months ended December 31, 2005 and accordingly, no cash was received from stock option exercises during fiscal 2006 or for the six months ended December 31, 2005. No tax benefits associated with stock option exercises were recorded during fiscal 2006 or for the six months ended December 31, 2005.

The following table summarizes information about RSU transactions:

	Successor
	2006
		Weighted
		Average
	Restricted	Grant-Date
	Stock Units	Fair Value

Unvested at beginning of period	1,003,515	$23.37
Granted	15,765	$14.35
Vested	(318,247)	$23.37
Forfeited	(97,500)	$23.37
Outstanding at end of year	603,533	$23.13

EDDIE BAUER HOLDINGS, INC.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)

	Successor Six Months
	Ended December 31, 2005
		Weighted
		Average
	Restricted	Grant-Date
	Stock Units	Fair Value

Unvested at beginning of period	—	n/a
Granted	1,014,240	$23.37
Vested	—	n/a
Forfeited	(10,725)	$23.37
Outstanding at end of year	1,003,515	$23.37

The weighted average grant-date fair value of RSUs granted during fiscal 2006 and for the six months ended December 31, 2005 was $14.35 per share and $23.37 per share, respectively. Compensation expense related to RSUs totaled $8,505, with no tax benefits recorded during fiscal 2006 and $1,817, before deferred tax benefits of $725, for the six months ended December 31, 2005, none of which was capitalized as part of the cost of an asset. The fair value of RSUs vested during fiscal 2006 and for the six months ended December 31, 2005 totaled $7,437 and $0, respectively. As of December 30, 2006 and December 31, 2005, there was $9,949 and $20,132, respectively, of unrecognized compensation costs related to unvested RSUs. The remaining cost of unrecognized compensation related to the Company’s RSUs as of December 30, 2006 is expected to be recognized over a weighted-average period of 1.6 years. Tax benefits associated with vested RSUs for fiscal 2006 and during the six months ended December 31, 2005 totaled $439 and $0, respectively.

(18)  Affiliated Company Transactions

The operating expenses of EBFS, all of which are included in the combined and consolidated financial statements of the Company and EBCS, of which all of the operating expenses of Saint John are included in the consolidated and combined financial statements of the Company, were historically charged to Spiegel’s various subsidiaries and operations (including Eddie Bauer) based upon calculating average rates per transaction multiplied by the number of transactions (i.e., units shipped for EBFS and call volumes for EBCS) incurred by each operation. The operating expenses of the IT Group, of which an allocated portion are included in the consolidated and combined financial statements of the Company, were charged to Spiegel’s various subsidiaries and operations (including Eddie Bauer and among each other) based upon a shared allocation percentage for infrastructure costs and a labor rate for development and support costs. The allocated costs charged to the Company for services by the IT Group approximated the costs that would have been incurred by the Company as a stand alone entity. Charges among the operations of Eddie Bauer, EBFS, Saint John, and the IT Group included in the Company’s consolidated and combined financial statements have been eliminated. Charges to Spiegel’s other subsidiaries and operations (excluding Eddie Bauer) for services of EBFS, Saint John and the IT Group were separately reflected as revenue from Spiegel-affiliated parties in the combined statements of operations and totaled $37,154 for fiscal 2004. There were no intercompany revenues recorded subsequent to fiscal 2004 due to Spiegel’s sale of these subsidiaries in fiscal 2004.

Charges for services provided by EBCS call centers other than by Saint John to the Company were approximately $7,596 for fiscal 2004 and were included in selling, general, and administrative expenses in the combined statements of operations. The average rate per call center transaction charged to the Company for services by EBCS’ non-Saint John call centers approximated the average cost per transaction incurred by the Company as a stand alone entity. There were no services provided by EBCS, other than by Saint John to the Company subsequent to fiscal 2004.

Management fees charged by Spiegel to the Company were $1,328 and $6,692 for the six months ended July 2, 2005 and fiscal 2004, respectively. The management fees primarily included payroll and benefits related expenses and other direct expenses of corporate functions (e.g. legal, human resources, finance, tax,

EDDIE BAUER HOLDINGS, INC.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)

treasury, etc.) performed by Spiegel which supported the Eddie Bauer operations, as well as Spiegel’s subsidiaries Newport News and Spiegel Catalog, prior to their sale by Spiegel. Spiegel allocated 100% of its corporate function costs to the three operating subsidiaries. The payroll and other direct charges were apportioned based upon a shared allocation percentage derived for each operation. The management fee allocation also included other general and administrative expenses, which were allocated based upon a percentage of net sales of each operation. The allocation methodologies were consistently applied for all periods presented. As the management fee allocation primarily included payroll and benefits related expenses and other third-party costs, the Company believes that such allocations are reasonable and approximate the costs that would have been incurred had the Company been a stand-alone entity. No management fees were allocated from Spiegel subsequent to July 2, 2005.

The due to/from parent account with Spiegel and its subsidiaries resulted principally from the management fees allocated to the Company, the operating expenses of EBFS, EBCS, and the IT Group described above, and centralized cash management, including the settlement of income tax payments. Income tax payments (refunds) recorded through the due to/from Spiegel were $46,234 and $29,283 for the six months ended July 2, 2005 and fiscal 2004, respectively. No income tax payments (refunds) were settled through the due to/from Spiegel account subsequent to July 2, 2005.

The Company received and made advances through the due to/from Spiegel as necessary to meet working capital requirements. Interest expense on the due to/from Spiegel was $360 for fiscal 2004. No interest expense was allocated from Spiegel subsequent to fiscal 2004.

In fiscal 2004, certain fixed assets were transferred from Spiegel to the Company, amounting to $33. In fiscal 2004, certain fixed assets were transferred from the Company to Spiegel in the amount of $457. These transfers were recorded at book value and were settled through the due to/from Spiegel.

Spiegel also charged the Company $7,837 and $19,179 for reorganization costs incurred on behalf on the Company for the six months ended July 2, 2005 and fiscal 2004, respectively. Reorganization expenses were allocated based upon the percentage of net sales of each merchant business. See Note 14 for further discussion of the Company’s reorganization costs.

Additionally, the Company historically paid expenses on behalf of other affiliates of Spiegel and recorded a receivable within due to/from Spiegel for these expenses.

(19)  Related Party Transactions

Eddie Bauer International, Ltd. (“EBI”) and Eddie Bauer International (Americas), Inc. (“EBI Americas”) serve as the Company’s principal buying agents to contract suppliers, inspect goods and handle shipping for the Company. EBI has an office in Hong Kong and EBI Americas had an office in Miami, Florida, sourcing product in Asia and the Americas/Caribbean, respectively. Effective June 30, 2006, EBI Americas’ Miami office was closed and the Company ceased using EBI Americas as a sourcing agent.

Prior to the Company’s emergence from bankruptcy, EBI and EBI Americas were affiliated with the Company through common ownership. EBI and EBI Americas are subsidiaries of Otto International Hong Kong Ltd. and Otto International GmbH, respectively, former affiliates of Spiegel. Subsequent to July 2, 2005, EBI and EBI Americans were no longer related parties to the Company. The dollar amounts and percentages of total product sourced by EBI and EBI Americas for the Company during the six months ended July 2, 2005 and fiscal 2004 were as follows:

	Predecessor
	Six Months Ended		Predecessor
	July 2, 2005		2004

EBI	$147,780	70.1%	$265,682	69.0%
EBI Americas	30,412	14.4%	64,884	16.9%

EDDIE BAUER HOLDINGS, INC.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)

The Company paid $4,784 and $11,956 for EBI services for the six months ended July 2, 2005 and fiscal 2004, respectively. In addition, the Company paid $983 and $2,827 for EBI Americas services for the six months ended July 2, 2005 and fiscal 2004, respectively. These costs are included in costs of sales in the combined statements of operations.

In March 2002, the Company entered into a Vendor Payment Services Agreement with Otto International Hong Kong Limited (“OIHK”), the parent company of EBI and a former affiliate of Spiegel, to facilitate the payment process on certain goods sourced through Asia. The duration of the agreement was for one year, automatically continuing unless terminated by either party with three months written notice. Under the terms of the agreement, the Company has open account terms with various vendors in certain countries in Asia. OIHK pays these vendors the purchase price for goods, less a volume discount and transaction fee, typically within seven days of receiving the commercial invoice and shipping documents. Approximately $106,300 and $261,600 of the Company’s inventory purchases were sourced through EBI under this agreement with OIHK for the six months ended July 2, 2005 and fiscal 2004, respectively.

See Note 8 for discussion of the Company’s investments in foreign joint ventures and related transactions, for which the other owners were former affiliates of the Company.

(20)  Commitments and Contingencies

Lease Commitments

The Company leases office facilities, distribution centers, retail store space and data processing equipment. Lease terms for office facilities, distribution centers and data processing equipment generally are less than fifteen years. Retail store lease terms are typically ten years with some leases containing renewal options. All store leases require the Company to pay specified taxes, insurance, utilities and maintenance costs, either on a pro rata basis or based upon the actual expenses incurred. Substantially all retail store leases provide for minimum annual rentals plus additional rentals based upon percentage of sales, which range from 2% to 7%. Many of the leases also call for escalating minimum rental payments. Lease expense attributable to minimum rental payments has been recognized on a straight-line basis. The deferred rent obligation represents the excess of expense recognized over payments made on such leases.

Rent expense for fiscal 2006, the six months ended December 31, 2005, six months ended July 2, 2005 and fiscal 2004 was as follows:

		Successor	Predecessor
	Successor	Six Months Ended	Six Months Ended	Predecessor
	2006	December 31, 2005	July 2, 2005	2004
Minimum rent — stores	$74,197	$37,763	$36,607	$73,339
Percentage rent — stores	253	24	13	(488)
Minimum rent — other	2,985	1,882	(2,523)	(6,737)

	$77,435	$39,669	$34,097	$66,114

EDDIE BAUER HOLDINGS, INC.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)

The following is a schedule by year of future minimum lease payments required under operating leases, including the new headquarters lease commitments for which occupancy will commence in 2007, that have initial or remaining non-cancelable lease terms in excess of one year as of December 30, 2006:

Amount

Fiscal:
2007	$69,233
2008	62,122
2009	56,722
2010	48,346
2011	38,477
Thereafter	149,684

$424,584

Litigation

On or about June 15, 2006, a class action was filed against Eddie Bauer, Inc. in Los Angeles Superior Court in the State of California in an action entitled Tara Hill v. Eddie Bauer, Inc., alleging, among other things, that Eddie Bauer, Inc.: (1) did not provide plaintiffs with adequate wage statements; (2) did not reimburse plaintiffs for business-related expenses; (3) forced plaintiffs to buy Eddie Bauer clothing; (4) did not timely pay plaintiffs at the cessation of employment; and (5) improperly required the plaintiffs to work during rest and meal periods without compensation. Based on these allegations, plaintiffs assert various causes of action, including those under the California Labor Code and California Business and Professions Code. No date has yet been set for class certification hearing or trial. Plaintiffs have until May 7, 2007 to file a motion for class certification. Although the Company cannot predict with assurance the outcome of any litigation, it believes that plaintiffs’ claims are without merit and is vigorously defending this case.

Between November 17, 2006 and November 22, 2006, three purported class action complaints were filed by putative stockholders of Eddie Bauer in the Superior Court of the State of Washington in and for King County against Eddie Bauer and its Board of Directors. The complaints allege, among other things, that the Board of Directors breached its fiduciary duties in connection with the proposed merger with an affiliate of Sun Capital Partners and Golden Gate Capital and that the consideration to have been paid to holders of Eddie Bauer’s common stock was inadequate. The complaints sought, among other things, to enjoin the consummation of the merger, that certain sections of the merger agreement should have been enjoined and rescinded and attorneys’ fees. An order of dismissal without prejudice with respect to one of the complaints was entered on December 7, 2006. Eddie Bauer and the Board of Directors believe that the complaints are without merit and intend to defend the lawsuits vigorously. As the adoption of the merger agreement was not approved by the Company’s stockholders and the merger agreement was terminated, although the Company cannot predict with assurance, it does not believe that this litigation will have a material impact on the Company’s financial condition or results of operations.

In the ordinary course of business, the Company may be subject from time to time to various proceedings, lawsuits, disputes or claims. These actions may involve commercial, intellectual property, product liability, labor and employment related claims and other matters. Although the Company cannot predict with assurance the outcome of any litigation, it does not believe there are currently any such actions that would have a material impact on the Company’s financial condition or results of operations.

Professional Service Fees related to Bankruptcy Proceedings

Included in restricted cash and accounts payable as of December 31, 2005 was $825, restricted by the Creditor’s Trust for the payment of professional service fees related to the Company’s bankruptcy proceedings

EDDIE BAUER HOLDINGS, INC.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)

that must be returned to the Creditor’s Trust if not used. The remaining balance of restricted cash, which totaled $697, was paid to the Creditor’s Trust on June 30, 2006.

(21)  Concentrations

As discussed in Note 19, the Company sources a significant percentage of its merchandise through EBI and EBI Americas, which are subsidiaries of OIHK and Otto International GmbH, respectively, former Spiegel affiliates. Effective June 30, 2006, EBI Americas’ Miami office closed and the Company ceased using EBI Americas as a sourcing agent. The Company’s agreement with EBI is on a commission-rate basis and is automatically renewed each year, unless terminated by either party upon one year written notice. If the Company’s agreement with EBI is terminated or if the terms of the agreement were modified substantially and it does not find an appropriate replacement in a timely manner and on reasonable terms or if it is unable to transition such functions in-house in a cost-effective manner, the Company may experience shortages or delays in receipt of its merchandise, higher costs and quality control issues. Any of these events could have a material adverse effect on the Company’s business, financial condition and results of operations.

(22)  Quarterly Information (Unaudited)

The following table includes the Company’s quarterly financial data since its emergence from bankruptcy and adoption of fresh start reporting effective July 2, 2005:

	First	Second	Third	Fourth(a)(c)
	($ in thousands, except per share data)

2005
Net sales and other revenues	n/a	n/a	$217,339	$376,372
Operating income (loss)	n/a	n/a	(10,243)	12,511
Loss from continuing operations	n/a	n/a	(9,706)	(11,642)
Loss from discontinued operations	n/a	n/a	(287)	(1,153)
Net loss			(9,993)	(12,795)
Loss from continuing operations per basic and diluted share	n/a	n/a	$(0.32)	$(0.39)
Loss from discontinued operations per basic and diluted share	n/a	n/a	(0.01)	(0.04)
Net loss per basic and diluted share	n/a	n/a	(0.33)	(0.43)
Stock price — Eddie Bauer Holdings, Inc.
High	n/a	n/a	$31.50	$25.00
Low	n/a	n/a	22.75	11.50
Quarter-end close	n/a	n/a	24.75	15.00

EDDIE BAUER HOLDINGS, INC.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)

	First	Second(c)	Third(b)(c)	Fourth
	($ in thousands, except per share data)

2006
Net sales and other revenues	$194,501	$225,742	$211,285	$381,919
Operating income (loss)	(33,780)	(2,762)	(134,142)	52,076
Income (loss) from continuing operations	(35,037)	(41,980)	(197,585)	63,153
Loss from discontinued operations	(534)	—	—	—
Net income (loss)	(35,571)	(41,980)	(197,585)	63,153
Income (loss) from continuing operations per basic and diluted share	$(1.17)	$(1.40)	$(6.58)	$2.11
Loss from discontinued operations per basic and diluted share	(0.02)	—	—	—
Net income (loss) per basic and diluted share	(1.19)	(1.40)	(6.58)	2.11
Stock price — Eddie Bauer Holdings, Inc.
High	$16.00	$15.00	$15.00	$11.00
Low	11.75	6.00	8.30	6.88
Quarter-end close	12.90	11.50	10.75	9.06

(a)	Fourth quarter 2005 includes an impairment charge of $40,000 related to the Company’s trademarks. See further discussion in Note 7.

(b)	Third quarter 2006 includes an impairment charge of $117,584 related to the Company’s goodwill. See further discussion in Note 7.

(c)	The Company recorded income tax expense associated with increases to its tax valuation allowance of $15,253, $23,462, and $52,662 during the fourth quarter of 2005, second quarter of 2006 and third quarter of 2006, respectively. See further discussion in Note 15.

(23)  Subsequent Events — Merger Termination Fee and CEO Resignation

Merger Termination Fee

As discussed in Note 1, the Company entered into a merger agreement with Eddie B Holding Corp., a company owned by affiliates of Sun Capital Partners, Inc. and Golden Gate Capital. At a special meeting of the Company’s stockholders on February 8, 2007 to vote on the transaction, an insufficient number of shares were voted in favor of approving the Company’s sale. The Company terminated the merger agreement on February 8, 2007. In accordance with the terms of the merger agreement, the Company is obligated to reimburse Sun Capital Partners, Inc. and Golden Gate Capital up to $5 million for certain expenses incurred related to the transaction. On February 26, 2007, the Company paid $5 million to Sun Capital Partners, Inc. and Golden Gate Capital for reimbursement of their expenses.

CEO Resignation

On February 9, 2007, the Company announced that Fabian Mansson resigned from his position as Chief Executive Officer and President of the Company and as a member of the Board of Directors of the Company effective February 9, 2007. The Company also announced that Howard Gross, a director, will serve as Interim Chief Executive Officer of the Company commencing February 9, 2007. Mr. Mansson and the Company have entered into a summary of terms which provides for payments of the amounts that Mr. Mansson is entitled to receive pursuant to the terms of his pre-existing employment agreement entered into in 2005, including the following: (a) accrued but unpaid compensation attributable to earned salary and salary that would have been

EDDIE BAUER HOLDINGS, INC.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)

earned for periods through May 9, 2007, unused earned vacation days and vacation days that would have been earned through May 9, 2007, and any other compensation that has been or would be earned or accrued under any bonus or other benefits plan to May 9, 2007, (b) continued payment of his annual base salary ($980) through May 9, 2009, (c) continued participation in life insurance, group health and all other employee welfare benefit plans through May 9, 2009 (or such earlier time as Mr. Mansson obtains equivalent coverages and benefits from a subsequent employer), (d) bonus payments of $980 for each of 2007 and 2008 and $346 for 2009, (e) full accelerated vesting of all stock options and restricted stock units granted to Mr. Mansson, with such stock options to remain exercisable for the duration for their ten year term, (f) reimbursement of outplacement services, in an amount up to $35, and (g) reimbursement of expenses related to his relocation to Sweden, reimbursement of certain expenses related to the sale of his current principal residence in the United States (up to 6% of the sales price of such residence), and reimbursement of closing costs relating to the purchase of a new residence in Sweden (up to 3%), plus a tax-gross-up payment. The Company and Mr. Mansson have agreed that the first six months of base salary payments will be paid in a lump sum on August 10, 2007, in compliance with Internal Revenue Code Section 409A. The confidentiality, non-solicitation and non-competition provisions in Mr. Mansson’s pre-existing employment agreement will remain in full force and effect. In the event that there is a “Change of Control” (as defined in Mr. Mansson’s employment agreement) with respect to the Company within nine months after February 9, 2007, Mr. Mansson is entitled to receive (a) his annual base salary for an additional year, (b) continued participation in life insurance, group health and all other employee welfare benefit plans through May 9, 2010 (or such earlier time as Mr. Mansson obtains equivalent coverages and benefits from a subsequent employer), (c) an additional bonus payment of $980, and (d) an additional $15 on the limit of his reimbursable outplacement services.
(24) Subsequent Events — Refinancing Transactions and Going Concern Consideration
Refinancing Transaction
     On April 4, 2007, the Company entered into an amended and restated term loan agreement with various lenders, Goldman Sachs Credit Partners L.P., as syndication agent, and JPMorgan Chase Bank, N.A., as administrative agent (the “Amended Term Loan Agreement”). The Amended Term Loan Agreement amends the term loan agreement the Company entered into on June 21, 2005 (the “Prior Term Loan Agreement”). In connection with the amendment and restatement of the Prior Term Loan Agreement pursuant to the Amended Term Loan Agreement, $48.8 million of the loans were prepaid, reducing the principal balance from $273.8 million to $225 million. The Company recognized a loss on extinguishment of debt of $3.3 million during April 2007. The Amended Term Loan Agreement extends the maturity date of the Prior Term Loan Agreement to April 1, 2014, and amends certain covenants of the Prior Term Loan Agreement.
     Interest on the Amended Term Loan Agreement is calculated as the greater of the prime rate or the Federal funds effective rate plus one-half of one percent plus 2.25% in the case of base rate loans, or LIBOR plus 3.25% for Eurodollar loans. Interest requirements for both base rate loans and Eurodollar loans are reset on a monthly basis. For the quarter ended June 30, 2007, interest for base rate loans is calculated as the greater of the prime rate or the Federal funds effective rate plus 2.00% or 2.25%, depending upon the Company’s consolidated senior secured leverage ratio (as defined therein) and interest for Eurodollar loans is calculated as LIBOR plus 3.00% to 3.25%, depending upon the Company’s consolidated senior secured leverage ratio (as defined therein). As of April 4, 2007, the Company’s amended term loan was Eurodollar loans with an interest rate of LIBOR plus 3.25%. Interest is payable quarterly on the last day of each March, June, September and December for base rate loans, and for Eurodollar loans having an interest period of three months or less, the last day of such interest period or for Eurodollar loans having an interest period of longer than three months, each day that is three months after the first day of such interest period.
     In accordance with the Amended Term Loan Agreement, the Company is required to repay $562.5 on a quarterly basis from June 30, 2007 through December 31, 2013, with the remaining balance due upon maturity of the loan on April 1, 2014. The Amended Term Loan Agreement is secured by a first lien on certain real estate assets and trademarks and by a second lien on substantially all of the other assets of the Company, Eddie Bauer, Inc. and its subsidiaries. The Amended Term Loan Agreement includes mandatory prepayment provisions, including a requirement that 50% (reduced to 25% if the Company’s consolidated senior secured leverage ratio (as defined therein) on the last day of the relevant fiscal year is not greater than 2.00 to 1.00) of any excess cash flows, as defined in the Amended Term Loan Agreement and measured on an annual basis beginning December 31, 2007, be applied to repayment of the loan.
     The financial covenants under the Amended Term Loan Agreement include:
The Company’s consolidated senior secured leverage ratio calculated on a trailing basis must be equal to or less than:
•	5.75 to 1.00 for the fiscal quarters ending March 31, 2007 through December 31, 2007;

•	5.50 to 1.00 for the fiscal quarters ending March 31, 2008 and June 30, 2008;

•	5.25 to 1.00 for the fiscal quarter ended September 30, 2008;

•	5.00 to 1.00 for the fiscal quarter ended December 31, 2008;
•	4.00 to 1.00 for the fiscal quarters ended March 31, 2009 and June 30, 2009;

•	3.75 to 1.00 for the fiscal quarter ended September 30, 2009;

•	3.50 to 1.00 for the fiscal quarter ended December 31, 2009; and

•	thereafter being reduced on a graduated basis to 2.50 at March 31, 2012 and beyond.
     In addition, the Company’s consolidated fixed charge coverage ratio (as defined therein) calculated on a trailing four fiscal quarter basis must be equal to or greater than:
•	0.75 to 1.00 for the fiscal quarters ending March 31, 2007 through December 31, 2007;

•	0.80 to 1.00 for the fiscal quarter ending March 31, 2008;

•	0.90 to 1.00 for the fiscal quarters ending June 30, 2008 through December 31, 2008; and

•	thereafter increasing on a graduated basis to 1.10 to 1.00 at March 31, 2012 and beyond.
     In addition to the financial covenants, the Amended Term Loan Agreement limits the capital expenditures of the Company and its subsidiaries (net of landlord contributions) to $45 million in 2007, $50 million in 2008, $60 million in 2009, and $70 million in 2010 through 2014. Finally, there are additional covenants that restrict the Company and its subsidiaries from entering into certain merger, consolidation and sale transactions outside the normal course of business, making certain distributions or changes in its capital stock, entering into certain guarantees, incurring debt and liens subject to limits specified within the agreement, and other customary covenants.
Convertible Notes
     On April 4, 2007, the Company closed its offering of $75 million aggregate principal amount of convertible senior notes. The convertible notes have a maturity date of April 1, 2014 unless earlier redeemed, repurchased or converted and pay interest at an annual rate of 5.25% semiannually in arrears on April 1 and October 1 of each year, beginning October 1, 2007.
     The convertible notes are fully and unconditionally guaranteed by all of the Company’s existing and future subsidiaries that are parties to any domestic credit facilities, whether as a borrower, co-borrower or guarantor, including Eddie Bauer, Inc. The convertible notes are unsecured and senior obligations of the Company and will rank equally in right of payment with all existing and future senior unsecured indebtedness and senior in right of payment to any subordinated indebtedness.
     The convertible notes will not be convertible prior to the termination of the Company’s ownership limitations contained in its certificate of incorporation, which will occur not later than January 4, 2009 except upon the occurrence of certain specified corporate transactions. Following the termination of the ownership limitations and prior to April 1, 2013, holders may convert all or a portion of their notes under the following circumstances: (i) during any calendar quarter commencing after June 30, 2007 if the last reported sale price of the Company’s common stock is greater than or equal to 120% of the conversion price for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the preceding calendar quarter; (ii) during the five business day period after any 10 consecutive trading-day period (“measurement period”) in which the trading per $1,000 principal amount of notes for each day in the measurement period was less than 98% of the product of the last reported sale price of the Company’s common stock and the conversion rate on such day; or (iii) upon the occurrence of specified corporate transactions. The initial conversion rate for the notes was 73.8007 shares per $1,000 principal amount of notes. Upon conversion, the Company has the right to deliver, in lieu of shares of common stock, cash or a combination of cash and shares of its common stock, provided that if the notes are converted prior to termination of the ownership limitations, the Company must pay cash in settlement of the converted notes.
     Upon the occurrence of certain fundamental changes, including certain change of control transactions, the Company will be required to offer to repurchase the convertible notes for cash at 100% of the principal amount thereof plus accrued and unpaid interest and additional interest, if any, to but not including the date of repurchase. In the event of certain events of default under the indenture either the trustee thereunder or the holders of at least 25% in principal amount of the then-outstanding convertible notes may declare 100% of the principal of and accrued and unpaid interest, including additional interest, to be due and payable.
Interest Rate Swap Agreements
     On April 4, 2007, the Company terminated its interest rate swap agreement that had been designated as a cash flow hedge of its senior secured term loan. The Company terminated the interest rate swap agreement as a result of the refinancing of its senior secured term loan on April 4, 2007. Upon termination, the Company received $1,015 in settlement of the interest rate swap and recognized a gain of $63 within other income on the Company’s statement of operations. Additionally, on April 5, 2007, the Company entered into a new interest rate swap agreement and designated the new interest rate swap agreement as a cash flow hedge of the Company’s refinanced $225 million senior secured term loan which it executed on April 4, 2007. The new interest rate swap agreement has a notional amount of $100 million and effectively converts 44% of the outstanding amount under the amended term loan, which has a floating-rate of interest to a fixed-rate by having the Company pay fixed-rate amounts in exchange for the receipt of the amount of the floating-rate interest payments. Under the terms of the interest rate swap agreement, a monthly net settlement is made for the difference between the fixed rate of 5.05% and the variable rate based upon the monthly LIBOR rate on the notional amount of the interest rate swap. The new interest rate swap agreement is scheduled to terminate in April 2012.
Going Concern Consideration
     As a result of the Company’s completed refinancing transaction on April 4, 2007 as described above, the Company’s independent registered public accountants have removed the explanatory paragraph in respect of the Company’s ability to continue as a going concern from their independent auditor’s report issued March 23, 2007 as of and for the three-year period ended December 30, 2006.